_____________________________________________

                                                                 EXHBIT 2.1

                    STOCK PURCHASE AGREEMENT

              FOR THE SALE OF THE CAPITAL STOCK OF

                       ENVIRCO CORPORATION

                              AMONG

                          TRION, INC.,

                       ENVIRCO CORPORATION

                  ALLIED INVESTMENT CORPORATION

                ALLIED INVESTMENT CORPORATION II

                       RICHARD V. DEMPSTER

                          JOHN I. LEAHY

                        WILLIAM J. LEADER

                               AND

         THE CURRENT STOCKHOLDERS OF ENVIRCO CORPORATION

                    DATED AS OF JULY 28, 1995



          _____________________________________________

                        TABLE OF CONTENTS

                                                             PAGE

I. PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . .   2
     1.1  Sale of Shares. . . . . . . . . . . . . . . . . . .   2
     1.2 Purchase Price and Payment; Employment Agreements and Covenants Not to Compete; Escrow Agreement; Deposit of
          Existing Shares . . . . . . . . . . . . . . . . . .   2
     1.3  Purchase Price Adjustment at Closing. . . . . . . .   3
     1.4  Post-Closing Adjustment.. . . . . . . . . . . . . .   4

II. CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .   5

III. DELIVERIES AT THE CLOSING. . . . . . . . . . . . . . . .   5
     3.1  Deliveries by the Stockholders. . . . . . . . . . .   5
     3.2  Deliveries by Trion.. . . . . . . . . . . . . . . .   7

IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS  . . .   8
     4.1  Ownership of Shares.. . . . . . . . . . . . . . . .   8
     4.2  Organization and Good Standing; Books and Records;
          Directors and Officers. . . . . . . . . . . . . . .   9
     4.3  Authorization.. . . . . . . . . . . . . . . . . . .  10
     4.4  Consents and Approvals. . . . . . . . . . . . . . .  10
     4.5  Litigation. . . . . . . . . . . . . . . . . . . . .  11
     4.6  Contracts and Other Agreements. . . . . . . . . . .  11
     4.7  Customers and Suppliers.. . . . . . . . . . . . . .  12
     4.8  Title to Properties; Absence of Liens and
          Encumbrances. . . . . . . . . . . . . . . . . . . .  12
     4.9  Bank Accounts.. . . . . . . . . . . . . . . . . . .  13
     4.10 Patents, Trademarks and Trade Names.. . . . . . . .  13
     4.11 Employee Benefit Plans; ERISA.. . . . . . . . . . .  13
     4.12 Tax Matters.. . . . . . . . . . . . . . . . . . . .  16
     4.13 Insurance.. . . . . . . . . . . . . . . . . . . . .  18
     4.14 Brokers.. . . . . . . . . . . . . . . . . . . . . .  19
     4.15 Financial Statements. . . . . . . . . . . . . . . .  19
     4.16 Title to Real Estate: Leases. . . . . . . . . . . .  19
     4.17 No Undisclosed Liabilities. . . . . . . . . . . . .  20
     4.18 Insider Interests.. . . . . . . . . . . . . . . . .  21
     4.19 Absence of Questionable Payments. . . . . . . . . .  21
     4.20 Absence of Certain Changes. . . . . . . . . . . . .  21
     4.21 Compliance with Laws. . . . . . . . . . . . . . . .  24
     4.22 Receivables and Inventory.. . . . . . . . . . . . .  24
     4.23 Personnel.. . . . . . . . . . . . . . . . . . . . .  25
     4.24 Labor Relations.. . . . . . . . . . . . . . . . . .  25
     4.25 Environmental Matters.. . . . . . . . . . . . . . .  25
     4.26 Assets Necessary to Business; Licenses and Permits.  27
     4.27 Affiliate Agreements; Potential Conflicts of Interest.
27
     4.28 Subsidiaries and Investments. . . . . . . . . . . .  28
     4.29 Company Products. . . . . . . . . . . . . . . . . .  28
     4.30 Disclosure. . . . . . . . . . . . . . . . . . . . .  29

V. REPRESENTATIONS AND WARRANTIES OF TRION. . . . . . . . . .  29
     5.1  Organization and Good Standing. . . . . . . . . . .  29
     5.2  Authorization.. . . . . . . . . . . . . . . . . . .  29
     5.3  Consents and Approvals. . . . . . . . . . . . . . .  30
     5.4  Securities Law Representations. . . . . . . . . . .  30

VI. COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . .  31
     6.1  Conduct of Business.. . . . . . . . . . . . . . . .  31
     6.2  Assurances; Best Efforts. . . . . . . . . . . . . .  31
     6.3  Other Obligations of the Stockholders Pending the
          Closing.. . . . . . . . . . . . . . . . . . . . . .  31
     6.4  Certain Tax Matters.. . . . . . . . . . . . . . . .  33
     6.5  Public Announcements. . . . . . . . . . . . . . . .  34
     6.6  Expenses. . . . . . . . . . . . . . . . . . . . . .  34
     6.7  Indemnification of Brokerage. . . . . . . . . . . .  34
     6.8  Environmental Audit.. . . . . . . . . . . . . . . .  34
     6.9  Medical Benefits. . . . . . . . . . . . . . . . . .  35

VII. CONDITIONS TO OBLIGATIONS OF TRION . . . . . . . . . . .  35
     7.1  Representations and Warranties. . . . . . . . . . .  35
     7.2  Performance.. . . . . . . . . . . . . . . . . . . .  35
     7.3  Stockholders' Certificate.. . . . . . . . . . . . .  35
     7.4  Opinion of Counsel to the Stockholders. . . . . . .  35
     7.5  Documents.. . . . . . . . . . . . . . . . . . . . .  35
     7.6  Third Party Consents. . . . . . . . . . . . . . . .  35
     7.7  No Injunction.. . . . . . . . . . . . . . . . . . .  36
     7.8  No Government Proceeding or Litigation. . . . . . .  36
     7.9  No Material Adverse Change. . . . . . . . . . . . .  36
     7.10 FIRPTA Certificate. . . . . . . . . . . . . . . . .  36
     7.11 Resignations. . . . . . . . . . . . . . . . . . . .  36
     7.12 Releases. . . . . . . . . . . . . . . . . . . . . .  36
     7.13 Termination of Agreements.. . . . . . . . . . . . .  36
     7.14 Board of Director's Approval. . . . . . . . . . . .  36
     7.15 Financing.. . . . . . . . . . . . . . . . . . . . .  37

VIII. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS . . . . .  37
     8.1  Representations and Warranties. . . . . . . . . . .  37
     8.2  Performance.. . . . . . . . . . . . . . . . . . . .  37
     8.3  Officer's Certificate.. . . . . . . . . . . . . . .  37
     8.4  No Injunction.. . . . . . . . . . . . . . . . . . .  37

IX. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION/PURCHASE PRICE
ADJUSTMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.1  Survival of Representations.. . . . . . . . . . . .  37
     9.2  Statements as Representations.. . . . . . . . . . .  38
     9.3  Indemnification by Stockholders; Reduction of Purchase
          Price.. . . . . . . . . . . . . . . . . . . . . . .  38
     9.4  Set-Off of Note.. . . . . . . . . . . . . . . . . .  40
     9.5  Conditions of Indemnification Regarding Third Party
          Claims. . . . . . . . . . . . . . . . . . . . . . .  40
     9.6  Indemnification by Trion. . . . . . . . . . . . . .  41
     9.7  Investigations. . . . . . . . . . . . . . . . . . .  41
     9.8  Remedies. . . . . . . . . . . . . . . . . . . . . .  41
     9.9  Waiver of Claims Against Company. . . . . . . . . .  41

X. TERMINATION; AMENDMENT AND WAIVER. . . . . . . . . . . . .  42
     10.1 Termination of Agreement. . . . . . . . . . . . . .  42
     10.2 Effect of Termination.. . . . . . . . . . . . . . .  42
     10.3 Post-Termination Obligations. . . . . . . . . . . .  42
     10.4 Amendment, Extension and Waiver.. . . . . . . . . .  43

XI. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  43
     11.1 Best Knowledge. . . . . . . . . . . . . . . . . . .  43
     11.2 Parties in Interest.. . . . . . . . . . . . . . . .  43
     11.3 Entire Agreement. . . . . . . . . . . . . . . . . .  44
     11.4 Headings. . . . . . . . . . . . . . . . . . . . . .  44
     11.5 Notices.. . . . . . . . . . . . . . . . . . . . . .  44
     11.6 Governing Law.. . . . . . . . . . . . . . . . . . .  45
     11.7 Counterparts. . . . . . . . . . . . . . . . . . . .  45
     11.8 Severability. . . . . . . . . . . . . . . . . . . .  45
     11.9 Further Assurances. . . . . . . . . . . . . . . . .  46
     11.10 Specific Performance.. . . . . . . . . . . . . . .  46
     11.11 Consent to Jurisdiction. . . . . . . . . . . . . .  46

EXHIBIT A Envirco Corporation Total Outstanding Shares. . . .  50
EXHIBIT B FIXED RATE NON-NEGOTIABLE INSTALLMENT NOTE. . . . .  51
EXHIBIT C Representation Letter . . . . . . . . . . . . . . .  59
EXHIBIT D Maximum Indemnification Which Can Be Recovered
          from Envirco Corporation Stockholders . . . . . . .  60
EXHIBIT E Addresses of Stockholders . . . . . . . . . . . . .  61

                    STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of July 28, 1995, is entered into by and among TRION, INC., a Pennsylvania corporation ("Trion"), ENVIRCO CORPORATION, a New Mexico corporation (the "Company"), ALLIED INVESTMENT CORPORATION, a Maryland corporation ("AIC"), ALLIED INVESTMENT CORPORATION II, a Maryland corporation ("AIC II", which is collectively referred to herein with AIC as the "Allied Companies"), and RICHARD V. DEMPSTER ("Dempster") and JOHN I. LEAHY ("Leahy" and collectively with Dempster "Dempster/Leahy"), and WILLIAM J. LEADER ("Leader"), and JOHNS HOPKINS UNIVERSITY, a Maryland non-profit corporation, DAVID M. SCHLEGEL, ELMER A. ERICKSON, RICHARD H. MARMON, ESTATE OF ROBERT
S. SUCHOMSKI, ARTHUR D. CLINE, JOHN P. CUMMINGS and JIMMY E. ROYBAL (collectively, the "Current Stockholders").

                      W I T N E S S E T H:

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Trion desires to acquire all of the issued and outstanding shares of capital stock of the Company which consists solely of Common Stock, no par value per share (the "Common Stock"); and

     WHEREAS, the Allied Companies currently are the owners of warrants (the "Warrants") providing the right to purchase, in the aggregate, 69,862.5 shares of Common Stock, (the "Allied Shares") and is willing to sell such warrants to Trion; and

     WHEREAS, each of Dempster/Leahy currently is the holder of a Convertible Subordinated Debenture (the "Debenture") providing the right to purchase 10,395.5 shares of Common Stock each (20,791 shares total) (the "Dempster/Leahy Shares") and is willing to exercise his rights to convert such Debenture and thereafter sell the Dempster/Leahy Shares to Trion;

     WHEREAS, Leader is currently the beneficiary of a Stock Option Agreement which entitles him to purchase up to 4,000 shares of Common Stock (the "Leader Shares") and is willing to exercise his option rights under the Stock Option Agreement (the "Options") to purchase the Leader Shares and thereafter sell the Leader Shares to Trion;

     WHEREAS, the Current Stockholders currently are the sole stockholders of the Company and are willing to sell to Trion 202,359 shares (the "Existing Shares") of Common Stock of the Company, which Existing Shares currently constitute all of the issued and outstanding capital stock of the Company (the Existing Shares, the Allied Shares and Warrants, the Dempster/Leahy Shares and the Leader Shares all as reflected in EXHIBIT A, are each referred to collectively as the "Shares," and the Allied Companies, Dempster, Leahy, Leader and the Current Stockholders are each referred to individually as "a Stockholder" and collectively as the "Stockholders").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  I. PURCHASE AND SALE OF STOCK

     1.1  SALE OF SHARES AND WARRANTS.

          (a) The Allied Companies agree not to exercise the Warrants and will sell them to Trion hereunder.

          (b) Immediately prior to the Closing (as defined in ARTICLE II hereof) Dempster/Leahy will exercise the conversion features of the Debentures and will purchase from the Company in accordance with the terms of the Debentures, the Dempster/Leahy Shares.

          (c) Immediately prior to the Closing (as defined in ARTICLE II hereof) Leader will exercise the options contained in the Stock Option Agreement and will purchase from the Company in accordance with the terms of the Stock
     Option Agreement, the Leader Shares.

          (d) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and agreements of the parties contained herein, at the Closing the Stockholders will sell, convey, assign, transfer and deliver to Trion or any affiliate of Trion, and Trion or such affiliate shall purchase from the Stockholders, all of the Shares and the Warrants, free and clear of all pledges, security interests, liens, claims, proxies, options, charges, encumbrances and restrictions whatsoever, except for such transfer restrictions as attach to the Shares or Warrants under applicable federal and state securities laws by reason of the failure to register the Shares or Warrants under the registration provisions of such federal or state securities laws.

     1.2  PURCHASE PRICE AND PAYMENT; EMPLOYMENT AGREEMENTS AND
COVENANTS NOT TO COMPETE; ESCROW AGREEMENT; DEPOSIT OF EXISTING
SHARES.

          (a) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and agreements contained herein and in consideration of the sale, conveyance, assignment, transfer and delivery of the Shares as specified in SECTION 1.1 hereof, Trion will deliver or cause to be delivered to Escrow Agent (as hereinafter defined) on the Closing Date (as defined in Article II hereof) at the Closing against delivery of the Shares and Warrants the amount of $7,650,126, subject to adjustment as provided in SECTION 1.3, SECTION 1.4 and ARTICLE IX hereof ("Purchase Price"), of which Purchase Price (i) $7,150,126, subject to the aforesaid adjustments, will be paid in cash or, at the option of Trion, by wire transfer of immediately available funds at the Closing and (ii) $500,000 of the Purchase Price will be paid by delivery of Trion's Set-Off Installment Note in the principal amount of $500,000 in the form of Exhibit B attached hereto (the "Note") to be delivered to and held by an escrow agent satisfactory to Trion and the Sellers' Agent (hereinafter defined) (the "Escrow Agent"). The Escrow Agent shall pay over to the respective Stockholder such Stockholder's share of the Purchase Price based on the percentages shown in the last column on Exhibit A.

          (b) Simultaneously with the Closing, (i) the Company and each of David M. Schlegel, Richard H. Marmon, Patrick Cameron and Arthur D. Cline will enter into an Employment Agreement, in the form of EXHIBITS 1, 2, 3 and 4 to the Disclosure Schedule appended to this Agreement (the "Disclosure Schedule") (the "Employment Agreements"), pursuant to which each of them will be hired as an employee of the Company, will agree to refrain from competing with the Company and will receive the payments as set forth therein and (ii) the Company and Elmer A. "Skip" Erickson will enter into a Stock Option, Employment Continuation and Non-Competition Agreement in the form of EXHIBIT 5 to the Disclosure Schedule (the "Non-Compete Agreement"), pursuant to which such individual will agree to continue employment with the Company and refrain from competing with the Company and will receive the payments and other benefits as set forth in the Non-Compete Agreement.

          (c) Each of the Current Stockholders will deposit prior to the Closing with David M. Schlegel ("Sellers' Agent") the certificates representing the Existing Shares owned by such Current Stockholder duly endorsed in blank and to be held by the Sellers' Agent in escrow pending the Closing. Sellers' Agent shall hold the certificates representing the Existing Shares deposited with it until the Closing Date, and on the Closing Date, Sellers' Agent shall deliver such certificates in accordance with this Agreement.

     1.3 PURCHASE PRICE ADJUSTMENT AT CLOSING. At the Closing, the Purchase Price shall be adjusted on a dollar for dollar basis as follows:

          (a) If as of the close of business on June 30, 1995 (the "Closing Calculation Date") the Working Capital of the Company is (x) less than $2,454,284, the Purchase Price shall be decreased by the amount of such deficiency or (y) greater than $2,454,284, the Purchase Price shall be increased by the amount of such excess. For purposes hereof, Working Capital shall mean the current assets of the Company less (x) current liabilities of the Company, (excluding all third party indebtedness and subordinated debt of the Company to the extent not a current liability) and (y) all fees and expenses relating to this transaction accounted for as an asset, all at the Closing Calculation Date. A calculation of Working Capital as of June 30, 1995 is described and set forth in SECTION 1.3(A) of the Disclosure Schedule.

          (b) If as of the Closing Calculation Date the Funded Indebtedness of the Company is (x) less than $1,949,847, the Purchase Price shall be increased by the amount of such deficiency or (y) greater than $1,949,847, the Purchase Price shall be decreased by the amount of such excess. For purposes hereof, Funded Indebtedness shall mean all indebtedness for money borrowed including, without limitation, all revolving credit debt (whether or not classified as long term debt) and the deferred purchase price of any property or asset, any guarantees of any of the foregoing and all other debt classified as long term debt, all at the Closing Calculation Date. A list of Funded Indebtedness as of (x) February 28, 1995 and (y) June 30, 1995 is set forth in SECTION 1.3(B) of the Disclosure Schedule. At the election of Trion in its sole discretion, all or a portion of any Funded Indebtedness may be paid off at Closing, and the Company will provide Trion with customary payoff letters from all holders of Funded Indebtedness to be so paid and will make arrangements satisfactory to Trion for such holders to provide lien releases and cancelled notes simultaneously with Closing. Any penalties, fees or damages to the Company in connection with any such payment shall be borne by the Stockholders.

          (c) If as of the Closing Calculation Date the Company has any liabilities (direct, contingent or otherwise) (collectively, "Other Liabilities") other than Current Liabilities or Funded Indebtedness, the Purchase Price shall be decreased by the amount of such liabilities. For purposes hereof, Current Liabilities shall include accounts payable, accrued payroll and commissions, fringe benefits and product warranty reserves determined for the Company in accordance with past practices. A list of Current Liabilities at June 30, 1995 is described and set forth in SECTION 1.3(C) of the Disclosure Statement.

     1.4  POST-CLOSING ADJUSTMENT.

          (a) As soon as reasonably practicable after the Closing Date but in no event more than 60 days after the Closing Date (the "Closing Balance Sheet Delivery Date"), Trion shall cause the Company to produce a balance sheet of the Company as at the close of business on the day immediately preceding the Closing Date (the "Determination Date") (the "Closing Balance Sheet"), all certified by Trion's independent certified public accountants and prepared in accordance with generally accepted accounting principles consistently applied. In the event the Working Capital, Funded Indebtedness or Other Liabilities, each at the Determination Date is different from the amounts used for the adjustments set forth in SECTION 1.3 hereof, Trion and the Stockholders shall make appropriate payments to the other within ten (10) days of the Closing Balance Sheet Delivery Date in order to reconcile such differences. In connection with any adjustments requiring payments to Trion, Trion may collect such amounts by a set-off under the Note. The Closing Balance Sheet shall be prepared without expense to the Stockholders.

          (b) In the event that the Stockholders dispute the amounts set forth on the Closing Balance Sheet, the Stockholders may retain, at their expense, independent accountants of their choice (the "Stockholder Accountants"). If the balance sheet as prepared by the Stockholder Accountants reflects Working Capital, Funded Indebtedness or Other Liabilities different from that reflected on the Closing Balance Sheet, Trion may accept such balance sheet and adjust the Purchase Price accordingly or, at Trion's election in its sole discretion, it may require that the final determination of the Closing Balance Sheet be referred to a third firm of independent accountants (the "Independent Accountants"). In such event, the Independent Accountants shall be a firm agreed upon by Trion's accountants and the Stockholder Accountants or, in the event of their failing to agree, as chosen by the President of the American Institute of Certified Public Accountants on Trion's application. Such Independent Accountants shall determine the final Closing Balance Sheet, which decision shall be binding on the parties hereto except as otherwise provided herein. The costs of the Independent Accountants shall be paid one-half by Trion and one-half by the Stockholders.

                           II. CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the transactions provided for herein (the "Closing") shall take place at the offices of counsel for the Company, Albuquerque, New Mexico, at l:00 p.m. (time) on August 1, 1995, or at such other place, date and time as may be mutually agreed upon in writing by Trion and the Stockholders. The date of the Closing is sometimes referred to herein as the "Closing Date."

                 III. DELIVERIES AT THE CLOSING

     3.1  DELIVERIES BY THE STOCKHOLDERS. At the Closing, the
Stockholders shall deliver or cause to be delivered to Trion
(unless previously delivered) the following:

          (a) as requested by Trion, the resignation of each director and officer of the Company as contemplated by
     SECTION 7.11 hereof;

          (b)  the Employment Agreements;

          (c)  the Stock Option, Employment Continuation and Non-
     Competition Agreements;

          (d)  the Warrants and the stock certificates
     representing all of the Shares, with all necessary stock or similar transfer tax stamps attached, accompanied by stock powers or warrant assignments duly executed in blank, with signatures guaranteed, and otherwise in form acceptable to Trion for transfer on the books of the Company, together with a release of liabilities of, or claims against, the Company and, if requested by Trion, the Company shall issue Trion on the Closing Date a new stock certificate or certificates representing the Shares upon delivery to the Company of the current certificates representing the Shares;

          (e) a copy of the Articles of Incorporation and all amendments thereto, and the By-laws, and all amendments thereto, of the Company certified, in the case of the Articles of Incorporation, as of a date within five days prior to the Closing Date by the Secretary of State of New Mexico and, in the case of the By-laws, as of the Closing Date by the Secretary of the Company;

          (f) certificates or telegrams from the Secretary of State of New Mexico as to the good standing of, and from the appropriate state taxing authority of such jurisdiction as to the payment of taxes by, the Company, which certificates or telegrams shall be dated not earlier than as of the first business day immediately preceding the Closing Date;

          (g) the minute books, stock transfer books and corporate seals of the Company;

          (h)  the certificate referred to in SECTION 7.3 hereof;

          (i) the opinion of counsel referred to in SECTION 7.4 hereof;

          (j) copies of all consents and assignments set forth in
     SECTION 4.4 of the Disclosure Schedule including, but not limited to, all required consents and assignments relating to the following:

                (i) Lease Agreement relating to the manufacturing facility located at 6701 Jefferson, NE, Albuquerque, NM
          87109 (the "Jefferson Lease Agreement");

               (ii) consents of the Company's auditors to use of their report on the financial statements of the Company in any governmental or securities laws filings required to be made by Trion;

               (iii) any consents of any holders of indebtedness of the Company to the transactions contemplated hereby;

               (iv) any consents required under the license agreement with Johns Hopkins University;

          (k) releases from the Allied Companies of any obligations or liabilities of the Company to them and any claims, options, rights or interests of the Allied Companies in the Company;

          (l) certificates of the Secretary of the Company certifying certain matters as to the power and authority of such entity with respect to the matters contemplated hereby, and the authority of the signatories to this Agreement and any document contemplated hereby to which the Company is a party; and

          (m) all other documents, instruments and writings, including pay-off letters, and lien release assurances contemplated by SECTION 1.3(B) hereof (including those necessary to pay in full all liabilities to Sunwest Bank of Albuquerque, N.A. and obtain a release of all liens of such bank on Company assets), required to be delivered by the Stockholders at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith, including, without limitation, certain releases of indebtedness and obligations relating thereto contemplated by SECTION 7.12 hereof, in order effectively to vest in Trion and the Company the benefits contemplated hereby.

     3.2 DELIVERIES BY TRION. At the Closing, Trion will deliver or cause to be delivered to the Stockholders (unless previously delivered) the following:

          (a) the Purchase Price;

          (b) the Note;

          (c) the Employment Agreements;

          (d) the Non-Compete Agreement;

          (e) the certificate referred to in SECTION 8.3 hereof;

          (f) certificates of the Secretary of Trion certifying certain matters as to the power and authority of such entity with respect to the matters contemplated hereby, and the authority of the signatories to each of this Agreement and the documents contemplated hereby;

          (g) all other documents, instruments or writings required to be delivered by Trion at or prior to the Closing pursuant to this Agreement, or otherwise required in connection herewith in order effectively to vest in the Stockholders the benefits contemplated hereby and thereby;

          (h)  satisfactory evidence of the release by Sunwest
     Bank of Albuquerque, N.A., of David M. Schlegel's personal guaranty of all Company indebtedness payable to said bank;
     and

          (i)  the Securities Law Representation Letter.

     IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders hereby represents and warrants to Trion as follows:

     4.1 OWNERSHIP OF SHARES. The Current Stockholders own and at the Closing will have the unqualified right to transfer, and will transfer to Trion at the Closing, good, valid and marketable title to the Existing Shares, free and clear of all pledges, security interests, liens, claims, proxies, options, charges, encumbrances and restrictions whatsoever. Each of Leader, Dempster/Leahy and the Allied Companies owns good, valid and marketable title to the Options, Debentures or Warrants, as the case may be, free and clear of all pledges, security interests, liens, claims, proxies, options, charges, encumbrances and restrictions whatsoever. At the Closing (i) the Allied Companies will own and will have the unqualified right to transfer, and will transfer to Trion at the Closing, good, valid and marketable title to the Warrants, free and clear of all pledges, security interests, liens, claims, proxies, options, charges, encumbrances and restrictions whatsoever, (ii) Leader will own and will have the unqualified right to transfer, and will transfer to Trion at the Closing, good, valid and marketable title to the Leader Shares, free and clear of all pledges, security interests, liens, claims, proxies, options, charges, encumbrances and restrictions whatsoever and (iii) each of Dempster and Leahy will own and will have the unqualified right to transfer, and will transfer to Trion at the Closing, good, valid and marketable title to the Dempster/Leahy Shares, free and clear of all pledges, security interests, liens, claims, proxies, options, charges and restrictions whatsoever.

     The authorized capital stock of the Company is 500,000 shares of Common Stock and the number of shares of such capital stock issued and outstanding as of the date hereof is 202,359 shares of Common Stock. The Existing Shares constitute all of the outstanding shares of capital stock of the Company as of the date hereof. As of the Closing Date, the number of Shares issued and outstanding shall be 297,012.5 shares of Common Stock giving effect to the exercise of the Warrants and 227,150 shares if the Warrants are not exercised. The Existing Shares are (and the Allied Shares and Warrants, the Dempster/Leahy Shares, and the Leader Shares, upon issue, will be) validly issued, fully paid and nonassessable and no person, corporation, partnership or other entity has or will have any preemptive right of subscription, purchase or otherwise in respect of all of the Shares.

     Except as set forth in SECTION 4.1 of the Disclosure Schedule, the Company has no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, and the Company has no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character obligating it to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock. Other than this Agreement, neither the Company nor any of the Stockholders is a party to or bound by any agreement or understanding with respect to the voting, sale or transfer of shares of the capital stock of the Company.

     4.2 ORGANIZATION AND GOOD STANDING; BOOKS AND RECORDS;
DIRECTORS AND OFFICERS.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. The Company has the corporate power and authority to own, operate and lease its properties, contracts and other assets of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary.

          (b) The minute book(s) and stock issuance and transfer records of the Company, as made available to Trion and its representatives, contain complete and accurate records of all meetings, and accurately reflect all other corporate action, of the Shareholders of the Company and the Board of Directors of the Company at the time such meetings were held or actions taken and accurately reflect all transfers of the Company's capital stock.

          (c) SECTION 4.2 of the Disclosure Schedule sets forth
     (i) a complete and correct list of all directors and officers of the Company, and (ii) the name, social security number, total compensation (estimated for the current fiscal year) and position held of each person who is now a director, officer, employee, consultant, agent or other representative of the Company. None of the individuals listed in SECTION 4.2 of the Disclosure Schedule has indicated that he or she will cancel or otherwise terminate such person's relationship with the Company and, to his or its best knowledge, no such person, except to the extent requested by Trion, will cancel or otherwise terminate such person's relationship with the Company as the result of the acquisition of the Shares by Trion and the consummation of the transactions provided for herein.

     4.3 AUTHORIZATION. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate action or proceeding on the part of the Company or any other party is necessary for the execution or delivery of this Agreement or for the consummation by the Company of the transactions contemplated hereby. The Stockholder has the legal capacity and authority to enter into this Agreement and the other agreements contemplated hereby to which such Stockholder is a party and to carry out his or its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Company and the Stockholder and (assuming this Agreement and such other agreements have been duly executed and delivered by Trion and other parties thereto) are legally valid and binding obligations of the Company and the Stockholders, enforceable against the Company and the Stockholder in accordance with their respective terms except to the extent that (a) the foregoing may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No power of attorney has been granted and is currently in force by the Stockholder or the Company with respect to any matter relating to the Company or its business, operations or assets.

     4.4 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement or the other agreements contemplated hereby to be executed by any of the Stockholders or the Company and the consummation by them of the transactions contemplated hereby or thereby will not, with or without notice or passage of time, or both, (a) violate any provision of the charter or by-laws of the Company or Allied, (b) violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Stockholder or the Company or by which any of their properties or assets are bound or affected, or (c) conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in acceleration of the performance of the obligations of the Stockholder or the Company under, or result in the creation of a lien, charge or encumbrance upon any of the properties or assets of the Stockholder or the Company pursuant to, the terms, conditions or provisions of any note, bond, mortgage, deed of trust, indenture, permit, lease, franchise agreement, license, contract, instrument or other agreement, or any order, judgment or decree, to which the Stockholder or the Company is a party or by which any of them or any of their assets or properties is bound or affected.

     Except as otherwise disclosed in SECTION 4.4 of the Disclosure Schedule, no waiver by and no consent, approval, authorization or action of or filing with, any third party or any governmental or regulatory authority or instrumentality is required by the Stockholder or the Company in connection with the
(i) execution, delivery or performance of this Agreement or such other agreements related hereto by the Stockholder or the Company and (ii) the consummation of the transactions contemplated hereby or thereby.

     4.5 LITIGATION. Except as set forth in SECTION 4.5 of the Disclosure Schedule, (i) there is no action, proceeding, claim, suit or investigation of any kind pending or, to his or its best knowledge, threatened by, against or involving the Company, and to the best of his or its knowledge, there is no valid basis for any such action, proceeding, claim, suit or investigation, and
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or otherwise affecting its business or operations (the matters referred to in clauses (i) and (ii) referred to collectively as "Litigation").

     4.6  CONTRACTS AND OTHER AGREEMENTS. SECTION 4.6 of the
Disclosure Schedule sets forth a correct and complete list and brief description of the following:

          (i) All mortgages, deeds of trust, indentures, agreements, contracts, arrangements, commitments, instruments, understandings or obligations, oral and written, to which the Company is a party or to which any of its properties or assets are subject, which individually involve or will involve an expenditure by the Company of more than $25,000 and which are to be performed by any party in whole or in part on or after the date hereof;

          (ii) All leases of, and other agreements setting forth rights to, personal property to which the Company is a party requiring, in the aggregate, the payment of rental in excess of $20,000 in any Fiscal Year;

          (iii) All employment and consulting agreements either evidenced by separate writings to which the Company is a party or which are not terminable by the Company at will without penalty;

          (iv) All loan or credit agreements or other contracts or agreements of the Company relating to indebtedness of the Company for borrowed money or credit arrangements or to guarantees by the Company of the obligations of any other person;

          (v) All contracts and other agreements with any person to sell, distribute or otherwise market any products manufactured or distributed by the Company;

          (vi) All contracts and other agreements with any person for the manufacture of any products sold or distributed by the Company;

          (vii) Any contract or other agreement containing covenants or agreements of the Company not to compete in any line of business or with any person in any geographical area or covenants or agreements of any other person not to compete with the Company in any line of business or in any geographical area; and

          (viii) The amounts and terms of all loans or advances to directors, officers and employees of the Company.

There have been made available to Trion true and complete copies of all contracts and other agreements set forth in SECTION 4.6 of the Disclosure Schedule. All of such contracts and other agreements are valid and binding upon the Company, and neither the Company nor, to his or its best knowledge, any other party, is in default thereunder in any material respect. To his or its best knowledge, SECTION 4.6 of the Disclosure Schedule also lists all contracts and other agreements currently in negotiation or proposed by the Company of a type which if entered into by the Company would be required to be listed in SECTION 4.6 of the Disclosure Schedule, and the Company has made available to Trion true and correct drafts or summaries of all such contracts and other agreements in negotiation or proposed and true and complete copies of all documents in the custody or control of the Company relating thereto. None of the rights of the Company under any of the contracts and agreements set forth in SECTION 4.6 of the Disclosure Schedule will be materially adversely affected by consummation of the transactions provided for in this Agreement.

     4.7 CUSTOMERS AND SUPPLIERS. SECTION 4.7 of the Disclosure Schedule lists, by dollar volume paid for the fiscal year ended February 28, 1995, the ten largest customers of the Company and the five largest suppliers of the Company and their respective names and addresses. To his or its best knowledge (i) no person listed in SECTION 4.7 of the Disclosure Schedule intends or within the last twelve months has threatened to cancel or otherwise terminate the relationship of such person with the Company, (ii) no such person intends to modify materially its relationship with the Company or to decrease materially or limit materially services, supplies or materials to the Company or its usage or purchase of the products of the Company, as the case may be, and (iii) the acquisition of the Shares by Trion and the consummation of the transactions contemplated hereby will not affect in any material respect the relationship of the Company with any customer or supplier listed in SECTION 4.7.

     4.8 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. The Company has good and marketable title to its properties and assets (including, without limitation, the assets reflected on the Interim Balance Sheet (as defined in SECTION 4.15 hereof), except as sold or otherwise disposed of in the ordinary course of business since the date of the Interim Balance Sheet), free and clear of all mortgages, deeds of trust, claims, liens, security interests and other encumbrances, except (i) as specifically disclosed in the Interim Balance Sheet or the footnotes thereto,
(ii) as specifically set forth in SECTION 4.8 of the Disclosure Schedule, (iii) liens for taxes not yet due and payable, and (iv) such imperfections of title, easements, pledges, liens and encumbrances, if any, as do not materially detract from the value or interfere with the present or future use of the properties of the Company or otherwise materially impair the Company's business operations and which do not secure obligations for borrowed money or the deferred portion of the purchase price of acquired property.

     4.9 BANK ACCOUNTS. SECTION 4.9 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     4.10 PATENTS, TRADEMARKS AND TRADE NAMES. SECTION 4.10 of the Disclosure Schedule sets forth a list of all patents, registered trademarks, trade names, copyrights and registered service marks owned or used by the Company. The Company owns, or is licensed or otherwise has the full right to use, all patents, trademarks, trade names, copyrights, technology, know-how, computer software (including, without limitation, all computer programs, data bases and documentation) created or used by the Company, all service marks, service registrations and applications therefor, information owned by, or registered in the name of, the Company, or used in the business of the Company, and processes currently used in or necessary for the conduct of its business as currently conducted (collectively, the "Proprietary Rights"). The use of the Proprietary Rights by the Company does not infringe on the rights of any person. No claim has been asserted by any person with respect to the use of the Proprietary Rights or challenging the validity or effectiveness of any such license. To his or its best knowledge and except as shown on
SECTION 4.10 of the Disclosure Schedule, no other person is infringing on the rights of the Company to or in the Proprietary Rights. No claim has been asserted by the Company with respect to the use of the Proprietary Rights or challenging the validity or effectiveness of any such license.

     4.11 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) SECTION 4.11 of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other benefit plan, program, agreement or arrangement providing for current or future benefits to the Company's directors, officers, employees, agents, consultants or other independent contractors, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). SECTION 4.11 of the Disclosure Schedule identifies each of the Plans which has been either operated or administered as an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

          (b) With respect to each of the Plans, the Company has heretofore delivered to Trion true and complete copies of each of the following documents:

               (i) a copy of the Plan (including all amendments thereto) and all other documents encompassing or embodying each other Plan;

               (ii) a copy of every Form 5500 (the "Form 5500
          Returns") filed with respect to each such Plan for the last two years;

               (iii) a copy of the most recent Summary Plan
          Description, together with each Summary of Material
          Modifications, existing with respect to such Plan;

               (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the current trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

               (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended and effective to the date hereof (the "Code"); and

               (vi) the most recent actuarial valuation for each such Plan that is an "employee pension benefit plan" within the meaning of ERISA.

          (c) Neither the Company nor any ERISA Affiliate maintains, or has ever maintained, a plan that is covered by Title IV of ERISA.

          (d) Neither the Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (e) With respect to each ERISA Plan subject to Section 404(a) of the Code, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under Section 404(a) of the Code as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or will be properly recorded on the Balance Sheet; and none of the ERISA Plans subject to Section 412 of the Code, or any trust established thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement.

          (f) Neither the Company nor any ERISA Affiliate maintains or has ever maintained a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA.

          (g) Each of the Plans has been operated and administered in all material respects in accordance with ERISA and the Code.

          (h) Each of the Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service determining it to be so qualified and has not received a subsequent letter from the Internal Revenue Service determining it to be not qualified.

          (i) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of
     Section 280G of the Code.

          (j) No "leased employee," as that term is defined in
     Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate.

          (k) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (l) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly contemplated by this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          (m) With respect to each Plan that is funded wholly or partially through an insurance policy, self-funding arrangement or other similar liability sharing arrangement, there will be no liability of the Company or an ERISA Affiliate, as of the Closing Date, under any such insurance policy, ancillary agreement or arrangement in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

          (n) Except as set forth in SECTION 4.5 of the Disclosure Schedule, there are no pending or, to his or its best knowledge, threatened or, anticipated claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan other than routine claims for benefits.


     4.12 TAX MATTERS.

          (a) The Company is classified as a C corporation for federal income tax purposes and is not currently, nor has ever been, a member of an affiliated group which files a consolidated federal income tax return.

          (b) The Company has filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under U.S. federal, state, local or any foreign laws by the Company, and all such Returns were in all respects (and, as to Returns not filed as of the date hereof which are required to be filed prior to the Closing, will be) true, complete and correct in all material respects, filed on a timely basis and reflect accurately the tax liabilities of the Company for the periods, properties or events covered.

          (c) The Company has, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are due and payable.

          (d) The Company has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there shall be no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

          (e) There are no liens for Taxes upon the assets of the

     Company except liens for Taxes not yet due and incurred in the ordinary course of business.

          (f) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (g) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

          (h) Except as set forth in SECTION 4.12 of the Disclosure Schedule (which sets forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal, state, local and foreign income taxes for purposes other than fraud has expired for all returns of the Company or those returns have been subject to audit by the appropriate taxing authorities for all periods and (ii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

          (i) There are no outstanding waivers or comparable consents regarding the extension of the statute of limitations with respect to any Taxes or Returns that have been given by the Company.

          (j) Except as set forth in SECTION 4.12 of the Disclosure Schedule (which sets forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

          (k) Except as listed in SECTION 4.12 of the Disclosure
     Schedule, no power of attorney of either the Company or the Stockholder is or at the Closing will be in force with respect to any matter relating to Taxes.

          (l) The Company has not filed (and will not file prior to the Closing) a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

          (m) No property of the Company is property that the Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

          (n) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary or involuntary change in accounting method and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (o) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, intangible personal property, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company.

     4.13 INSURANCE. SECTION 4.13 of the Disclosure Schedule contains an accurate and complete description of all policies of liability, fire, workers' compensation and other forms of insurance owned or held by the Company insuring the products, properties, assets, businesses and operations of the Company (including a statement of the amounts of product liability coverage remaining under such policies for each fiscal year commencing with fiscal 1995), true and complete copies of which have been made available to Trion. The premiums due under all such policies have been fully paid, and all such policies are valid, binding, enforceable and in full force and effect, are underwritten or reinsured by unaffiliated insurers, are sufficient for all applicable requirements of law, and provide insurance, including, without limitation, liability and products liability insurance, in such amounts and against such risks as the Stockholder reasonably believes to be adequate to protect the properties, assets, business and operations of the Company. All such policies will remain in full force and effect after the Closing Date through their stated expiration dates and will not lapse or be otherwise affected by the completion of the transactions contemplated hereby.

     There are no outstanding unpaid claims under any such policies, and the Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed in SECTION
4.13 of the Disclosure Schedule will not be available in the future on substantially the same terms as now in effect.

     4.14 BROKERS. Neither the Stockholder nor or the Company has engaged any finder or broker to act on his or its behalf in connection with this transaction.

     4.15 FINANCIAL STATEMENTS.

          (a) The balance sheets of the Company as at February 28 in each of the years 1994 and 1995 (said balance sheet as of February 28, 1995 herein called the "1995 Balance Sheet") and statements of income, cash flow and changes in stockholders' equity for each of the years then ended, in each case audited by KPMG Peat Marwick, independent certified public accountants, previously delivered to Trion, are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at the dates thereof and the results of operations for the periods then ended, all in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved.

          (b) The unaudited balance sheet of the Company as at June 30, 1995 (the "Interim Balance Sheet"), and unaudited statements of income, cash flow and changes in stockholders' equity for the four months then ended, previously delivered to Trion, are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at June 30, 1995 and the results of operations for the period then ended, all in accordance with GAAP consistently applied throughout the periods involved.

     4.16 TITLE TO REAL ESTATE: LEASES. The Company does not own any real property except the leasehold covered by the Jefferson Lease Agreement. SECTION 4.16 of the Disclosure Schedule sets forth a correct and complete list of all real property leased by the Company (the "Real Property") and includes the name of the lessor. To his or its best knowledge, the buildings, structures and improvements included within the Real Property (collectively, the "Improvements") comply with all applicable restrictions, building ordinances and zoning ordinances and all regulations of the applicable health and fire departments, and no material alteration, repair, improvement or other work has been performed in respect to such Improvements within the last 120 days. To his or its best knowledge, the Improvements and the mechanical systems situated therein, including without limitation the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of current repair. The Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any law, code, ordinance, rule, regulation or order affecting the Real Property, and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair such Improvement in the event of casualty, is not dependent on any special permit, exception, approval or variance. There are no encroachments upon any of the Real Property, and no portion of any building, structure or improvement leased by the Company encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property. Each Improvement has direct access, believed to be adequate for the operation of the business of the Company in the ordinary course, to a public street adjoining the Real Property on which such Improvement is situated, and no existing way of access to any Improvement crosses or encroaches upon any property or property interest not leased by the Company. There is no condemnation proceeding pending or, to his or its best knowledge, threatened with respect to any of the Real Property.

     4.17 NO UNDISCLOSED LIABILITIES. Except as and to the extent of the amounts specifically reflected or reserved against in the 1995 Balance Sheet and except for liabilities and obligations incurred since February 28, 1995 in the ordinary and usual course of business consistent with past practice, the Company does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due); and there is no basis for the assertion against the Company of any such liability or obligation (i) not fully reflected or reserved against in the 1995 Balance Sheet or (ii) not incurred in the ordinary and usual course of business consistent with past practice since February 28, 1995. Except as set forth in SECTION 4.17 of the Disclosure Schedule, the Company does not have any outstanding loan to any person and does not have any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

     4.18 INSIDER INTERESTS. Except as disclosed in SECTION 4.18 of the Disclosure Schedule, neither the Stockholder nor any officer or director of the Company has any interest in any property, real or personal, tangible or intangible, including, without limitation, the Real Property and the Proprietary Rights, used in or pertaining to the business of the Company.

     4.19 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company, the Stockholder, any director, nor, to his or its best knowledge, any officer, agent, employee or other person acting on behalf of the Company or the Stockholder, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company, the Stockholder, any director, nor, to his or its best knowledge, any officer, agent, employee or other person acting on behalf of the Company or the Stockholders, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     4.20 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in SECTION 4.20 of the Disclosure Schedule or as reflected in the 1995 Balance Sheet, since February 28, 1995, the
Company has not:

          (i) suffered any change in its working capital, financial condition, results of operations, assets, liabilities or prospects, or experienced any labor difficulty or suffered any casualty loss (whether or not insured), any of which could have a material adverse effect on the Company;

          (ii) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary and usual course of business consistent with past practice;

          (iii) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except those incurred in the ordinary and usual course of business consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (iv) incurred any indebtedness for borrowed money except indebtedness for advances made in the ordinary course of business under the Company's existing line of credit;

          (v) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, liens, encumbrances or liabilities which
     (A) are current liabilities reflected or reserved against in the 1995 Balance Sheet and current liabilities incurred after February 28, 1995 in the ordinary course of business consistent with past practice and which were paid, discharged or satisfied in the ordinary and usual course of business consistent with past practice or (B) were paid, discharged or satisfied as required under this Agreement;

          (vi) permitted or allowed any of its properties or assets (whether real, personal or mixed, tangible or intangible) to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind;

          (vii) written off or determined to write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the six months ended February 28, 1995, or written down or determined to write down the value of any inventory, including, but not limited to, any such write-downs by reason of inventory shrinkage or inventory mark-down;

          (viii) cancelled any debts or claims, or waived any rights, except for any cancellations or waivers given in respect of full payment therefor;

          (ix) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except (a) at the fair market value of such properties or assets and (b) in the ordinary and usual course of business consistent with past practice;

          (x) acquired any material assets, except for the purchase of raw materials in the ordinary course of business or made any capital expenditures, commitments or projections for additions to property, plant, equipment or intangible capital assets ("Capital Expenditures") in the aggregate in excess of $25,000;

          (xi) disposed of or permitted to lapse, or otherwise failed to preserve, any Proprietary Rights, disposed of or permitted to lapse any license, permit or other form of authorization which would have a material adverse effect on the Company, or disposed of or disclosed to any person, other than authorized representatives of Trion, any customer list, trade secret, formula, process or know-how;

          (xii) except in the ordinary and usual course of business consistent with past practice, or as otherwise contemplated hereunder, (i) granted or promised any increase in the compensation of any officer or employee of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee of the Company, and no such increase is customary on a periodic basis or required by agreement or understanding, or (ii) instituted or adopted any new benefit programs, plans or other arrangements for any officer or employee of the Company;

          (xiii) except as required by any retirement plan described in SECTION 4.11 of the Disclosure Schedule, made any pension, retirement, profit sharing, bonus, severance or other employee welfare or benefit payment to any officer or employee of the Company and no such payment is customary on a periodic basis or required by agreement or understanding;

          (xiv) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

          (xv) issued, authorized for issuance or proposed the issuance of any shares of the capital stock of the Company, or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

          (xvi) made any change in any method of accounting or accounting practice, including, without limitation, reserve write-backs;

          (xvii) paid (except for base and incentive compensation payable in the usual and ordinary course of business consistent with past practice), loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with any of the Stockholders, any of the officers, directors, employees, consultants, agents or other representatives of the Company, any affiliate or associate of the Stockholder or the Company, or of any officer or director of the Company, or any business or entity in which the Stockholder, the Company, any officer or director of the Company, or any affiliate or associate of any such persons, has any direct or indirect interest, except for advances made to employees of the Company for travel and other business expenses in amounts in the ordinary and usual course of business consistent with past practice, in the aggregate not in excess of $5,000;

          (xviii) entered into any lease, as lessor or lessee, of real or personal property which cannot be terminated without penalty on not more than sixty (60) days notice;

          (xix) terminated or amended or suffered the termination or amendment of, or failed to perform in all material respects all of its obligations, or suffered or permitted any material default to exist, under, any contract, lease, agreement or license material to the business or operations of the Company;

          (xx) lost any supplier or suppliers, which loss or losses, individually or in the aggregate, has or may have a material adverse effect on its results of operations;

          (xxi) lost any customer or customers, which loss or losses, individually or in the aggregate, has or may have a material adverse effect on its results of operations;

          (xxii) entered into any other transaction, contract or commitment, except in the ordinary course of business; or

          (xxiii) agreed, whether in writing or otherwise, to take any action described in this SECTION 4.20 other than actions expressly permitted under this SECTION 4.20.

     4.21 COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and judgments, decrees and orders with which it is or has been required to comply in connection with the ownership of its assets and the conduct of its business. The Company has obtained all necessary permits, licenses, or approvals of governments, governmental authorities and quasi-governmental authorities necessary to own its assets and to conduct its business as presently conducted. To his or its best knowledge, the Company is not threatened with any violation of any statute, law, ordinance, rule, regulation or order.

     4.22 RECEIVABLES AND INVENTORY.

          (a) SECTION 4.22(A) of the Disclosure Schedule sets forth a list of the accounts receivable and the accounts payable of the Company as of the date of the Interim Balance Sheet. All accounts receivable of the Company reflected on the Interim Balance Sheet, and all accounts receivable arising subsequent to the date of the Interim Balance Sheet and on or prior to the Closing Date, have arisen in the ordinary course of business of the Company, represent valid obligations due the Company and are enforceable in accordance with their terms. Subject to reserves reflected on the Interim Balance Sheet, all such accounts receivable have been collected or are collectible in the ordinary course of business of the Company, without resort to legal proceedings, in the aggregate amounts of such accounts receivable and in accordance with their terms. The accounts payable of the Company reflected in the Interim Balance Sheet and all accounts payable arising after the date of the Interim Balance Sheet and on or prior to the Closing Date arose from bona fide transactions in the ordinary course of business of the Company and have been paid or are not yet due and payable.

          (b) Subject to reserves for obsolescences reflected on the Interim Balance Sheet, the inventory of the Company is in good and merchantable condition and is suitable and usable or salable in the ordinary course of business of the Company for the purposes for which intended. The Company's inventory has been reflected on the Interim Balance Sheet and carried on the books of account of the Company on a first-in first-out basis in accordance with GAAP, consistently applied. Since the date of the Interim Balance Sheet, inventories of raw materials and supplies have been purchased by the Company in the ordinary course of business, consistent with the current level of sales, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. The Stockholder is not aware of any material adverse conditions affecting the supply of materials available to the Company and, to his or its best knowledge, consummation of the transactions provided for herein will not materially adversely affect such supply.

     4.23 PERSONNEL. SECTION 4.23 of the Disclosure Schedule sets forth the names, ages and titles of all officers and employees of the Company and the accrued vacation time of each such officer and employee as of the most recent practicable date. The Company is not in default with respect to any of its obligations to its respective officers or employees.

     4.24 LABOR RELATIONS. There are no controversies pending or threatened between the Company and any of its employees, former employees, job applicants or any association or group of such persons, which controversies could have a material adverse impact on the financial condition or operations of the Company, and the Company has not taken or failed to take any action which would provide a reasonable basis for such a controversy. The Company has complied with all laws applicable to it relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes. To his or its best knowledge, there are no current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of the Company. During the twelve-month period preceding the date of this Agreement, there have not been any significant labor troubles involving persons employed by the Company. To his or its best knowledge, there are no present employees of the Company who will not continue to be available for employment by the Company after the Closing on substantially the same terms as presently employed. There are no collective bargaining agreements relating to any employees of the Company.

     4.25 ENVIRONMENTAL MATTERS.

          (a) For purposes of this Agreement, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by the Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. For purposes herein, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health (excluding food sanitation laws and regulations) or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and "Materials of Environmental Concern" means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products.

          (b) Except as set forth in SECTION 4.25 of the Disclosure Schedule, to his or its best knowledge, the Company is in full compliance with all applicable Environmental Laws. Except as set forth in SECTION 4.25 of the Disclosure Schedule, neither the Stockholder nor the Company has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to his or its best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in
     SECTION 4.25 of the Disclosure Schedule.

          (c) Except as set forth in SECTION 4.25 of the Disclosure Schedule, to his or its best knowledge, there is no Environmental Claim pending or threatened against the Company or, to the best of the Stockholders' knowledge, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (d) Except as set forth in SECTION 4.25 of the Disclosure Schedule, to his or its best knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or, to his or its best knowledge, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (e) Without in any way limiting the generality of the foregoing, to his or its best knowledge, (i) all on-site and off-site locations where the Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in SECTION 4.25 of the Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property leased by the Company are identified in SECTION 4.25 of the Disclosure Schedule, (iii) except as identified on SECTION
     4.25 of the Disclosure Schedule, there is no asbestos contained in or forming part of any Real Property or Improvements, and (iv) no polychlorinated biphenyls (PCB's) are used or stored at any Real Property.

     4.26 ASSETS NECESSARY TO BUSINESS; LICENSES AND PERMITS.

          (a) The Company has good, valid and marketable title to or the right to use all equipment, properties and assets, real, personal and mixed, tangible and intangible, necessary for the conduct by the Company of its business as of the date hereof, and is a party to all leases, licenses and other agreements reasonably necessary to permit it lawfully to carry on its business as presently or in the future conducted.

          (b) The Company has available to it sufficient power, fuel oil, natural gas and water supplies and adequate sewerage and waste disposal systems for the operation of its business as presently conducted, and, to his or its best knowledge, all such supplies and systems will be available to the Company after the Closing.

          (c) The Company has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties (collectively, "Permits") that are required to enable the Company to conduct its business as presently conducted, including without limitation all Permits required under the Environmental Laws, and all such Permits are listed and briefly described in SECTION 4.26 of the Disclosure Schedule. No proceeding is pending or threatened to limit, suspend or revoke any Permit, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in the revocation, suspension or limitation of any Permit.

     4.27 AFFILIATE AGREEMENTS; POTENTIAL CONFLICTS OF INTEREST.

          (a) SECTION 4.27 of the Disclosure Schedule sets forth each agreement, contract, commitment and understanding, whether written or oral, between or involving the Stockholder or any of his or its respective affiliates or associates, on the one hand, and the Company, on the other hand.

          (b) Except as set forth in SECTION 4.27 of the Disclosure Schedule, the Stockholder, and to his or its best knowledge, no officer, director or affiliate of the Company or of the Stockholders, no relative or spouse (or relative of such spouse) of any such officer, director or affiliate, and no entity controlled by one or more of the foregoing:

               (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person, firm, corporation or other entity which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company; or

               (ii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business for items such as accrued vacation pay, accrued benefits under employee benefit plans and similar matters.

     4.28 SUBSIDIARIES AND INVESTMENTS.

          (a) Except as set forth in SECTION 4.28 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity interest in, and is not in a control position (alone or in combination with others) with respect to, any corporation, partnership, joint venture or other business organization or entity, and the Company has no right to acquire by any means, directly or indirectly, any capital stock or other equity or similar interest in any corporation, partnership, joint venture or other business organization or entity.

          (b) Except as set forth in SECTION 4.28 of the Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any corporation, partnership, joint venture or other business organization or entity.

     4.29 COMPANY PRODUCTS. There are no statements, citations or decisions by any governmental or regulatory body specifically stating that any product manufactured, marketed or distributed at any time by the Company ("Company Product(s)") is defective or unsafe or fails to meet any standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any Company Product. None of the Company, the Stockholder, the Company's present insurance carriers or any of the Company's previous insurance carriers has made any payment with respect to a product liability claim or allegation regarding Company Products. No product liability claims are presently pending or, to his or its best knowledge, threatened, and the Stockholder is not aware of any factual basis for any such claims. To his or its best knowledge, (i) no fact exists relating to any Company Product that may impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product, (ii) there is no latent or overt design, manufacturing or other defect in any Company Product, and (iii) there is no material liability for warranty claims or returns with respect to any Company Product not fully reflected on the Interim Balance Sheet.

     4.30 DISCLOSURE. No representation or warranty to Trion contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate, document or instrument delivered by the Company or the Stockholder pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Stockholder is not aware of any fact which could, or with the passage of time will, have a material adverse effect on the Company.

           V. REPRESENTATIONS AND WARRANTIES OF TRION

     Trion hereby represents and warrants to the Stockholders as follows:

     5.1 ORGANIZATION AND GOOD STANDING. Trion is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania with full corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted.

     5.2 AUTHORIZATION. Trion has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Trion and the other agreements contemplated hereby to be executed by Trion, and the consummation by Trion of the transactions contemplated hereby and thereby, have been duly authorized by Trion's Board of Directors, and no other corporate action or proceeding on the part of Trion or any other party is necessary for the execution or delivery of this Agreement or such other agreements by Trion or for the consummation by Trion of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Trion and (assuming this Agreement has been duly executed and delivered by the Company and the Stockholders) are legally valid and binding obligations of Trion enforceable against Trion in accordance with their respective terms except to the extent that (i) the foregoing may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding thereof may be brought.

     5.3 CONSENTS AND APPROVALS. The execution and delivery of this Agreement or the other agreements contemplated hereby to be executed by Trion and the consummation by Trion of the transactions contemplated hereby or thereby will not, with or without notice or passage of time, or both, (a) violate any provision of the charter documents or by-laws of Trion, (b) violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Trion or by which any of Trion's properties or assets are bound or affected or (c) conflict with, or result in the breach of or termination of any provision of, or constitute a default under, the terms, conditions or provisions of any note, bond, mortgage, deed of trust, indenture, permit, license, franchise agreement, lease or other contract, instrument or obligation to which Trion is a party or by which any of Trion's properties or assets is bound or affected. Other than any reports required to be filed pursuant to
Section 13 or 15(d) or other applicable provisions of the Securities Exchange Act of 1934, as amended, Trion is not required to submit any notice, report or other filing with any third party or any governmental or regulatory authority or instrumentality in connection with the execution, delivery or performance by Trion of this Agreement or by the agreements contemplated hereby to be executed by Trion, and the consummation of the transactions contemplated hereby and thereby, except for the failure to submit any such notice, report or filing which failure does not have a material adverse effect on Trion.

     5.4  SECURITIES LAW REPRESENTATIONS.

          (a) Trion understands that none of the Shares or Warrants have been registered under the securities laws of the United States or of any state, the Shares and Warrants having been acquired by the Stockholders pursuant to transactions exempt from the registration requirements of federal or state securities laws, and that as such, the Shares and Warrants are restricted securities that cannot be resold absent registration under applicable securities laws or an exemption from registration under such laws.

          (b) Trion understands that the offering and sale of the Shares and Warrants will not be registered under the securities laws of the United States or of any state as part of the sale transactions contemplated by this Agreement in reliance on statutory exemptions from registration under such laws. Trion believes itself to be a sophisticated investor.

          (c) Trion shall not sell, transfer or otherwise dispose of the Shares or Warrants, absent registration under applicable federal and/or state securities laws or absent an exemption from registration under such laws.

          (d) Trion is acquiring the shares for its own account, for investment purposes only, and not with a view to sell, transfer or otherwise distribute the Shares or Warrants on behalf of the Stockholders or on behalf of the Company.

          (e) Trion shall deliver to Stockholders any other document as may be reasonably required or desired to evidence compliance with the exemptions from registration under the applicable securities laws, including without limitation a certificate at Closing reconfirming the representations and warranties made in this SECTION 5.4 in substantially the form of EXHIBIT C attached hereto.

                  VI. COVENANTS OF THE PARTIES

     6.1 CONDUCT OF BUSINESS. The Stockholders agree that, from the date hereof until Closing, unless otherwise consented to by Trion in writing, the Stockholders shall cause the Company to conduct its business diligently and in the ordinary and usual course with past practice, the Stockholders shall cause the Company to use its best efforts to preserve intact its business, operations, organization, goodwill and work force and will conduct its business in a fiscally sound manner consistent with the operation of its business prior to the date hereof, and the Stockholders shall cause the Company to continue all practices, policies, procedures and operations in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or with the prior written consent of Trion, from the date hereof to Closing, the Company will not:

          (a) take any action described in SECTION 4.20 hereof other than actions expressly permitted thereby and other than (i) the issuance by the Company of the Dempster/Leahy Shares upon conversion by Dempster/Leahy of the Debentures, and (ii) the issuance by the Company of the Leader Shares upon exercise by Leader of the options contained in the Stock Option Agreement.

          (b) pay, discharge, settle, compromise or otherwise dispose of any litigation or proceeding, pending or otherwise involving the Company, or agree to do any of the foregoing, except for litigation the defense of which has been assumed by the Company's insurance carriers.

     6.2 ASSURANCES; BEST EFFORTS. Each party hereto shall take such other action from time to time as any other party may reasonably request in order to more effectively carry out the transactions, and, upon the terms and subject to the conditions of this Agreement, use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, under applicable laws, regulations or otherwise to consummate the transactions contemplated hereby.

     6.3  OTHER OBLIGATIONS OF THE STOCKHOLDERS PENDING THE
CLOSING. The Stockholders agree that from the date hereof until the Closing, unless otherwise consented to by Trion in writing:

          (a) ACCESS. The Stockholders will permit and will cause the Company to permit Trion and its representatives, counsel, accountants and advisers full access, during normal business hours, throughout the period prior to the Closing to all of the property, books, contracts, commitments and records of the Company and will furnish Trion and its representatives during such period with all information concerning the business of the Company and its operations, assets, liabilities and prospects as Trion or its representatives may request. The Stockholders will take and will cause the Company to take action so as to authorize Trion's accountants access to the work papers and other documents used or relied on by the Stockholders' or the Company's, as the case may be, accountants in preparing the financial statements contemplated by this Agreement. Pending the Closing, Trion agrees to keep all such information confidential. All of the books and records of the Company (including, without limitation, correspondence, memoranda, books of account, personnel and payroll records) are and will at the Closing be located on the premises of the Company.

          (b) OTHER TRANSACTIONS. Unless and until this Agreement is terminated pursuant to SECTION 10.1 hereof, the Stockholders will not, and the Stockholders will cause the Company and the directors, officers, employees, agents and affiliates of the Company not to, directly or indirectly, solicit, initiate, facilitate (including furnishing any information to any third party or group) or entertain the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions or negotiations with, or furnish any information to, any person or entity, other than Trion or a representative thereof, with respect to the acquisition of all or any part of the Company, or its business. Should the Stockholders or the Company or any of their respective affiliates or representatives, during such period, receive any offer or inquiry relating to such a transaction, or obtain information that such an offer is likely to be made, the Stockholders will provide Trion with immediate notice thereof, which notice will include the identity of the prospective offeror.

          (c) INSURANCE. The Stockholders will cause the Company to maintain the insurance coverage specified in SECTION 4.13 of the Disclosure Schedule, or policies providing substantially equivalent coverage, in full force and effect, and will timely pay all premiums payable with respect thereto.

          (d) CONSENTS. The Stockholders will obtain, and cause the Company to obtain, in writing, prior to the Closing, all consents, approvals, authorizations and orders necessary for
     (i) the authorization, execution, delivery and performance by the Stockholders of this Agreement, (ii) the authorization, execution, delivery and performance by the Company of this Agreement, and (iii) the authorization, execution, delivery and performance of all other agreements, documents and instruments required to be executed and delivered by the Stockholders and/or the Company to consummate the transactions contemplated hereby or thereby. Without the prior written consent of Trion, the costs and expenses incurred or to be incurred in obtaining any such consents, approvals, authorizations or orders shall not be charged to or otherwise payable by the Company in any case in which the costs or expenses are not capable of being currently expensed by the Company. None of the Stockholders or any person attempting to obtain such consent, approval, authorization or order shall agree to amend any contract, agreement or understanding between the Company and any person, whether written or oral, in order to obtain such consent, approval, authorization or order. Copies thereof shall be delivered by the Stockholders and/or the Company to Trion promptly after the receipt thereof but in no event later than the last business day prior to the Closing.

          (e) SUPPLEMENTAL DISCLOSURE. The Stockholder shall be permitted to, and agrees to, promptly supplement the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described therein. To be effective to supplement the Disclosure Schedule the following provisions shall apply: (i) the Stockholders shall deliver written notice of such supplement to Trion; (ii) Trion shall thereafter have a period of ten (10) days following delivery of such supplement to either accept such supplement by delivery of written acceptance to Seller's Agent or terminate this Agreement pursuant to Article X; and (iii) if such supplement is accepted the representations and warranties to which such supplement relates shall be deemed amended to reflect such supplement. Other than as permitted by this
     Section 6.3(e), no change shall be made to the Disclosure Schedule after the date hereof.

     6.4  CERTAIN TAX MATTERS.

          (a) The Stockholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (collectively, the "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement. The Stockholders shall file all necessary documentation and Returns with respect to such Transfer Taxes.

          (b) After consultation with and due consideration of the viewpoints of the Stockholders as expressed by the Stockholders' Tax Agent (as hereinafter defined), Trion shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes of the Company for all taxable periods ending prior to or including the Closing Date. The Stockholders' Tax Agent shall be David M. Schlegel and a representative designated by the Allied Companies.

     6.5 PUBLIC ANNOUNCEMENTS. Trion and the Stockholders agree that prior to the Closing they will consult with each other, and at all times after the Closing the Stockholders will consult with

Trion, before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation and the approval of the other party, except as may be required by law.

     6.6 EXPENSES. Each party to this Agreement shall bear all fees and expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and brokers and the costs, if any, of obtaining any required consents or approvals.

     6.7 INDEMNIFICATION OF BROKERAGE. Each Stockholder represents and warrants to Trion that no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Stockholder in connection with this Agreement or the transactions provided for herein, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable with respect to this Agreement or such transactions based on any agreement, arrangement or understanding with the Company or the Stockholder, or any action taken by the Company or the Stockholder. Each of the Stockholders agrees to the maximum extent of the amount set forth in EXHIBIT D for such Stockholders as the Maximum Pro Rata Indemnification Amount for such Stockholder to indemnify and hold Trion harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Company or the Stockholders, and to bear the cost of legal expenses incurred in defending against any such claim. Trion represents and warrants to the Stockholders that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with this Agreement or the transactions provided for herein based on any agreement, arrangement or understanding with Trion, or any action taken by Trion, other than owed by Trion to Harris Williams & Co. Trion agrees to indemnify and hold the Stockholders harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Trion and to bear the cost of legal expenses incurred in defending against any such claim.

     6.8 ENVIRONMENTAL AUDIT. Trion will perform at its expense, prior to the Closing Date, an environmental audit of all property occupied by the Company or as to which the Company has potential liability. If the results of such audit shall not be satisfactory to Trion, it shall immediately notify the Stockholders and the Company. The Stockholders and/or the Company shall have a period of fifteen (15) days after such notification to correct any defects revealed by such audit which are not satisfactory to Trion. In the event of failure to correct such defects satisfactory to Trion, Trion may terminate this Agreement pursuant to ARTICLE X or accept the results of such audit in which case the provisions of SECTION 4.25 shall be deemed amended to reflect the results of such audit.

     6.9 MEDICAL BENEFITS. Trion will cause the Company to continue to afford the employees of the Company with health and hospitalization coverage substantially equivalent to that afforded them at the Closing Date.

             VII. CONDITIONS TO OBLIGATIONS OF TRION

     The obligations of Trion hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Trion):

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company and the Stockholders in this Agreement and in the Disclosure Schedule, or in any other agreement, instrument or certificate delivered by the Company or the Stockholders pursuant to this Agreement, shall be true as of the date hereof and the Closing Date.

     7.2 PERFORMANCE. The Company and the Stockholders shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by them prior to or at the Closing.

     7.3 STOCKHOLDERS' CERTIFICATE. Each Stockholder shall have delivered to Trion a certificate, signed by the Company and the Stockholders, dated the Closing Date, certifying the fulfillment of the conditions set forth in SECTION 7.1 and SECTION 7.2 hereof.

     7.4 OPINION OF COUNSEL TO THE STOCKHOLDERS. Trion shall have received an opinion of Kelly, Rammelkamp, Muehlenweg &
Lucero, P.A., counsel to the Stockholders, in form and substance satisfactory to Trion, dated as of the Closing Date.

     7.5 DOCUMENTS. All documents, agreements or instruments to be delivered by the Company or the Stockholders to Trion at the Closing, as set forth in SECTION 3.1 hereof or otherwise, shall have been delivered and shall be in form and substance satisfactory to Trion.

     7.6 THIRD PARTY CONSENTS. Trion shall have received copies of all consents, approvals, authorizations and orders necessary for the Stockholders or the Company to consummate the transactions contemplated hereby, all of which shall be in form and substance satisfactory to Trion and shall continue to be in full force and effect after the Closing Date.

     7.7 NO INJUNCTION. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of any of the transactions contemplated by this Agreement.

     7.8  NO GOVERNMENT PROCEEDING OR LITIGATION. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any governmental or other regulatory or administrative agency or commission which in the reasonable judgment of Trion may have a material adverse effect on the financial condition or results of operations of the Company.

     7.9 NO MATERIAL ADVERSE CHANGE. The Company shall not have suffered any material adverse change in its financial condition, business or operations since the date of the 1995 Balance Sheet.

     7.10 FIRPTA CERTIFICATE. If applicable, each Stockholder shall have delivered to Trion a non-foreign person affidavit, as required by Section 1445 of the Code.

     7.11 RESIGNATIONS. The Stockholders shall have delivered to Trion the written and manually signed resignations of and releases from all officers and directors of the Company.

     7.12 RELEASES. The Company shall have been released from (i) all indebtedness or obligations for Funded Indebtedness to be fully paid at Closing and (ii) all liens and security interests to which its assets may be subject, including those liens and security interests referred to in Sections 4.8(i) and (ii), and shall have provided satisfactory evidence of such releases as provided in SECTION 1.3(B) hereof.

     7.13 TERMINATION OF AGREEMENTS. The Stock Restriction
Agreements, between the Company and each of the Current
Stockholders, the Allied Investment Agreement and the
Dempster/Leahy Debentures shall each have been declared fully performed and/or terminated and be of no further force or effect, and the Stockholders shall have provided satisfactory evidence of such terminations.

     7.14 BOARD OF DIRECTOR'S APPROVAL. The Board of Directors of
Trion shall have approved this Agreement and the completion of the transactions contemplated by this Agreement.

     7.15 FINANCING. Trion shall have secured bank financing which will provide sufficient funds to complete the transactions contemplated hereby on terms and conditions satisfactory to Trion.

       VIII. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

     The obligations of the Stockholders hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Stockholders):

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Trion in this Agreement shall be true, in all material respects, when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

     8.2 PERFORMANCE. Trion shall have performed and complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at the Closing.

     8.3 OFFICER'S CERTIFICATE. Trion shall have delivered to the Stockholders a certificate, dated the Closing Date and executed by its President, certifying as to the fulfillment of the conditions set forth in SECTION 8.1 and SECTION 8.2 hereof.

     8.4 NO INJUNCTION. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining consummation of the transactions contemplated by this Agreement.

                IX. SURVIVAL OF REPRESENTATIONS;
            INDEMNIFICATION/PURCHASE PRICE ADJUSTMENT

     9.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall be deemed to have been made or given, as the case may be, as of the date hereof and as of the Closing Date and, except as set forth below, shall survive the Closing and any investigation at any time made by or on behalf of any party until the last day of the twenty-fourth (24th) month following the month in which the Closing Date occurs; PROVIDED, HOWEVER, (i) the representations, warranties and covenants of the Stockholders set forth in SECTION 4.11, SECTION 4.12 and SECTION 6.4(A) hereof shall survive the Closing until the earlier of (A) the last day of the forty-eighth (48th) month following the month in which the Closing Date occurs or (B) the expiration of the applicable statute of limitations; (ii) the representations and warranties of the Stockholders contained in SECTION 4.1, SECTION 4.2 and
SECTION 4.3 shall continue after the Closing without limitation pursuant to this Agreement as to time; and (iii) the representations and warranties of the Stockholders contained in SECTIONS 4.25 AND 4.29 shall survive the Closing and any investigations at any time made by or on behalf of any party until the last day of the thirty-sixth (36th) month following the month in which the Closing Date occurs.

     9.2  STATEMENTS AS REPRESENTATIONS. All statements contained in this Agreement, the Disclosure Schedule, or any other agreement, instrument or certificate delivered pursuant hereto shall be deemed representations and warranties for all purposes of this Agreement, including, without limitation, the references to representations and warranties in ARTICLE IV and ARTICLE V hereof.

     9.3  INDEMNIFICATION BY STOCKHOLDERS; REDUCTION OF PURCHASE
PRICE.

          (a) Upon the terms and subject to the conditions of this ARTICLE IX, each of the Stockholders hereby agrees to indemnify, defend, reimburse and hold harmless Trion and its subsidiaries, affiliates and parent corporations, and each officer and director of Trion or of any of its subsidiaries, affiliates or parent corporations, and each affiliate thereof (collectively, the "Trion Group"), and their successors and assigns, from and against, all Damages (as defined in SECTION 9.3(B) hereof), incurred, asserted against, resulting to, imposed upon or incurred by any member of the Trion Group, directly or indirectly, by reason of or resulting from (i) any misrepresentation or breach of any representation, warranty or agreement of the Stockholders or the Company contained in or made pursuant to this Agreement or (ii) claims, actions, suits, proceedings or investigations relating to transfers of the Shares prior to the Closing, regardless of when such claims, actions, suits, proceedings or investigations are made or commenced, including, without limitation, the claims, actions, events, circumstances, conditions, suits and proceedings set forth in a Disclosure Schedule, PROVIDED that (x) no Damages shall be collectible under this SECTION 9.3(A) unless the aggregate amount of Damages with respect to all matters referred to in this SECTION 9.3(A) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $50,000 in which case the entire amount of Damages shall be subject to recovery and (y) the Stockholders' aggregate maximum liability under this SECTION 9.3(A) shall not exceed $3,000,000. The matters contemplated by clauses (i) and (ii) above are hereinafter referred to individually as a "Claim" and collectively as "Claims." It is agreed that the indemnification accorded to the Trion Group shall include Damages directly incurred by the Trion Group as well as Damages incurred as a result of Third Party Claims (hereinafter defined).

          (b) The term "Damages" shall mean and include any demands, claims, actions or causes of action, assessments, any present or future direct or indirect indebtedness, liability, settlement, judgment or judicial compromise (whether voluntary or involuntary), loss, damage, interest, penalty, deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including, without limitation, costs and reasonable fees and expenses of counsel or consultants), net of any (i) actual tax benefits to the Company and (ii) insurance reimbursements or payments received by the Company in respect thereof provided that prior to exercising any rights of indemnification Trion or any member of Trion Group may have against the Stockholders, Trion shall use all reasonable, best efforts to obtain available insurance reimbursements or payments. To the extent permitted by law and as long as no insurance coverage for the benefit of Trion or any member of the Trion Group is adversely affected, Trion waives all rights of subrogation with respect to such insurance reimbursements or payments. Trion shall not be required to pursue litigation against any insurance carrier prior to seeking indemnification hereunder.

          (c)  The indemnification obligations of the
     Stockholders under this SECTION 9.3 are subject to the following:

               (i) all indemnifiable Damages shall first be paid by the set-off by Trion of amounts owed under the Note as provided in SECTION 9.4 hereof as long as any amounts are owed by Trion under the Note;

              (ii) after no amounts are owed by Trion under the Note, indemnifiable Damages shall be collectible by Trion from each and every Stockholder individually and as a group and regardless of whether or not the particular Stockholder against whom indemnification is sought was responsible for the breach of the representation, warranty or covenant or other event giving rise to Damages; PROVIDED THAT the maximum amount which shall be collectible against any particular Stockholder shall not exceed the amount shown as the Maximum Pro Rata Indemnification Amount for such Stockholder on EXHIBIT D (the "Maximum Amount");

             (iii) payments made in respect of Damages shall be deemed a reduction and further adjustment in the Purchase Price payable to such Stockholder;

              (iv) any claims or potential claims for Damages must be asserted by institution of an action against the Stockholders against whom Claims are available (except that in the case of a Claim in respect of a breach of Sections 4.11, 4.12 or 6.4(a) the claims or potential claims may be asserted by a written letter giving notice of such Claim to the Stockholders and an action instituted within 60 days following the date the amount of Damages are liquidated) on or before the Limitations Date (as defined in (d) below), and upon such assertion or notice the right to indemnification shall be preserved with respect to those Claims beyond the Limitations Date;

               (v) any claims for Damages other than by set-off under the Note shall be claimed, asserted or prosecuted against all of the Stockholders up to each Stockholder's Maximum Amount;

              (vi) the party seeking indemnification may in good faith and with prior notice to other Stockholders settle or compromise with any Stockholder any claims for indemnification at any time; provided such settlement or compromise shall not by its terms purport to materially adversely affect the respective Stockholder's rights to contribution from other Stockholders;

             (vii) in connection with any action by Trion for Damages, each of the Stockholders has consented to jurisdiction and venue as provided in SECTION 11.11 hereof.

          (d) The term "Limitations Date" shall mean as to any Claim that date which is thirty (30) days following the end of the period provided for the survival of the Stockholders' respective representations, warranties and covenants set forth in SECTION 9.1 hereof.

     9.4 SET-OFF OF NOTE. Upon each determination of Damages for which Trion shall be entitled to indemnification pursuant to
SECTION 9.3 hereof by set-off against the Note, Trion may set off under the Note an amount equal to such Damages, without taking any other action against any other person. Any such action shall not limit the rights of Trion to recourse against the Stockholders for indemnification pursuant to the terms hereof.
In case of any set-off under the Note, each Stockholder's Maximum Amount shall be reduced by the product of (A) the amount set-off and (B) the Pro Rata Indemnification Percentage for such Stockholder shown on EXHIBIT D. All amounts owing under the Note as to which Trion has not asserted a claim which remains outstanding under the Note on the last day of the twenty-four
(24) month following the month in which the Closing Date occurs shall be paid to the Stockholders as provided in the Note.

     9.5 CONDITIONS OF INDEMNIFICATION REGARDING THIRD PARTY CLAIMS. Any member of the Trion Group against whom a claim is asserted by a third party (a "Third Party Claim") shall give the Stockholders prompt notice of any such Third Party Claim, and, except as otherwise provided herein, the Stockholders and Trion will jointly undertake the defense thereof with mutually agreed upon counsel, with the costs and expenses of such defense to be advanced by Trion and reimbursed by the Stockholders upon Trion's periodic demands; PROVIDED, HOWEVER, that the Stockholders shall not finally settle, compromise or resolve any Third Party Claim without the prior consent of Trion, which consent shall not be unreasonably withheld. Failure to give prompt notice hereunder shall not affect the Stockholders' obligations hereunder unless such failure materially prejudices the Stockholders, including without limitation prejudice to Stockholders' ability to defend against such Third Party Claim.

     9.6 INDEMNIFICATION BY TRION. Trion agrees to indemnify, defend and hold harmless the Stockholders from and against any Damages based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Trion contained in this Agreement or in any agreement, certificate, document or other instrument delivered by Trion pursuant to this Agreement. It is agreed that the indemnification accorded to the Stockholders shall include Damages directly incurred by the Stockholders as well as Damages incurred as a result of third party claims.

     9.7 INVESTIGATIONS. The respective representations and warranties of the Company, the Stockholders and Trion contained herein or in any certificates, opinions or other documents delivered pursuant to this Agreement shall not be deemed waived or otherwise affected by any investigation or examination of the Company, the business or operations of the Company or the books and records of the Company by Trion or its employees, agents or representatives.

     9.8 REMEDIES. Except as otherwise provided herein, the remedies provided herein shall be cumulative and are in addition to, and not in derogation of, any statutory, equitable or common law remedy either party may have, and shall not preclude the assertion by Trion or any member of the Trion Group of any other right or seeking of any other remedies against any Stockholder; provided such other rights or remedies are asserted by an action commenced prior to the last day of the twenty-fourth (24th) month following the month on which the Closing Date occurs; provided further, however, except in the case of wilful fraud on the part of a Stockholder or equitable remedies available against a Stockholder, no Stockholder shall have any monetary liability to Trion or any member of the Trion Group in excess of the Maximum Amount for such Stockholder.

     9.9 WAIVER OF CLAIMS AGAINST COMPANY. Each of the Stockholders hereby agrees that he or it will not make a claim for indemnification or contribution against the Company by reason of the fact that he or it was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by any member of the Trion Group against such Stockholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

              X. TERMINATION; AMENDMENT AND WAIVER

     10.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of each of the Stockholders and Trion;

          (b) by Trion, if the conditions of ARTICLE VII are not satisfied by the Closing Date or if any of the Stockholders or the Company default in the performance of any covenant contained herein to be performed by it; or

          (c) by the Stockholders, if the conditions of ARTICLE
     VIII are not satisfied by the Closing Date or if Trion defaults in the performance of any covenant contained herein to be performed by it.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided herein other than (i) the termination by Trion for failure of the Stockholders or the Company to satisfy any condition set forth in SECTIONS 7.1 through 7.6 or
7.9 through 7.13, or (ii) the termination by the Stockholders for failure of Trion to satisfy any of the conditions set forth in SECTIONS 8.1 through 8.3, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), provided that the provisions of SECTION 6.6 and SECTION 10.3 will survive any such termination.

     10.3 POST-TERMINATION OBLIGATIONS.  In the event the
Agreement is terminated in accordance with the provisions of
SECTION 10.1 or otherwise, the parties hereby agree as follows:

          (a) Immediately upon termination Trion shall return to the Company (or provide a certification as to destruction), and the Company and the Stockholders shall return to Trion (or provide a certification as to destruction), all Confidential Information previously delivered or disclosed by the Company (or its authorized representatives or agents) to Trion or by Trion (or its authorized representatives or agents) to the Company and/or the Stockholders pursuant to this Agreement or otherwise. For purposes of this SECTION
     10.1 "Confidential Information" shall mean (i) the originals and all copies of all financial and other data, reports, interpretations, forecasts and records, containing or otherwise reflecting information and concerning the Company or Trion, which is not available to the general public and/or which is proprietary; and (ii) any and all analyses, compilations, studies or other documents prepared by a party which contain or otherwise reflect such information received from another party (the latter being the "Confidential Analyses"). Each party shall confirm to the other in writing that the Confidential Analyses, if not returned to the other party, have been destroyed.

          (b) After termination, neither Trion nor the Company and the Stockholders shall, except to the extent required by law, (i) disclose either the fact or the terms of this Agreement (except to the extent of any such disclosure made prior to termination), or (ii) disclose or discuss the reason(s) for the termination, or (iii) disclose or use the other's Confidential Information for any purpose or in any manner whatsoever after termination.

          (c) In the event that any party is requested, directed or otherwise required to disclose any Confidential Information, such party will provide written notice to the other party from whom such Confidential Information was obtained so that such party may seek a protective order or waive compliance with the provisions of this SECTION 10.3. If such protective order or waiver is not obtained, the party from whom disclosure is requested, directed or required shall disclose only that portion of the Confidential Information which legal counsel for such party deems required to be disclosed. Further, in the event of any such disclosure, the disclosing party shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information disclosed.

          (d)  In the event of a breach of any provision of this
     SECTION 10.3, the parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this provision, and that in addition to any remedies that any party may have, a party shall be entitled to specific performance, injunctive and/or other equitable relief and to recover such party's costs of enforcement, including reasonable attorneys' fees.

     10.4 AMENDMENT, EXTENSION AND WAIVER. The Company, the
Stockholders and Trion may amend this Agreement at any time by an instrument in writing signed on behalf of such parties. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenants hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                        XI. MISCELLANEOUS

     11.1 BEST KNOWLEDGE. When used in this Agreement, "best knowledge" of a person means that such person has made or caused to be made all reasonable, relevant inquiries or investigations or taken all such other action as is appropriate under the circumstances.

     11.2 PARTIES IN INTEREST. This Agreement and the agreements contemplated hereby will be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, administrators, successors and permitted assigns of the parties hereto and thereto, including, without limitation, Trion Group; PROVIDED, HOWEVER, that nothing contained herein shall vest any rights upon any person other than the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Trion, the Company or the Stockholders, without the prior written consent of the other parties.

     11.3 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the other agreements, instruments and writings referred to herein or therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter contained herein or therein. This Agreement and the agreements contemplated hereby supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties and understandings, whether oral or written, between the parties hereto or by any officer, employee or representative of any party hereto with respect to their respective subject matters.

     11.4 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     11.5 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally, mailed (registered or certified mail, postage prepaid, return receipt requested) or recognized next business day delivery service as follows:

     (a)  If to the Company, to:

               Envirco Corporation
               6701 Jefferson, N.E.
               Albuquerque, New Mexico 87109

          with a copy to:

               Henry A. Kelly, Esq.
               Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.
               Prior to 8/1/95:
                    400 Gold Avenue, SW, Suite 500
                    Albuquerque, New Mexico 87102
               After 7/31/95:
                    320 Gold Avenue, SW, Suite 600
                    Albuquerque, New Mexico 87102
               P.O. Box 25127
               Albuquerque, New Mexico 87125-5127

     (b) If to the Stockholders, to Seller's Agent at:

               Mr. David M. Schlegel
               6701 Jefferson, N.E.
               Albuquerque, New Mexico 87109

     (c) If to Trion, to:

               Trion, Inc.
               101 McNeill Road
               Sanford, North Carolina 27331
               Attention: Steven L. Schneider

          with a copy to:

               J. Richard Hazlett, Esq.
               Smith Helms Mulliss & Moore, L.L.P.
               Post Office Box 31247
               Charlotte, North Carolina 28231

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

     11.6 GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to its conflict of law rules, and applicable federal law.

     11.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

     11.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situations in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof provided that such remaining terms and provisions can reasonably be given effect, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable terms or provision with a term or provision that is valid and enforceable in accordance with its terms and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable in accordance with its terms as so modified after the expiration of the time within which the judgment may be appealed provided that such remaining terms and provisions can reasonably be given.

     11.9 FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

     11.10 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to any injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. This remedy shall be in addition to, and not in substitution of, other remedies available to the injured party.

     11.11 CONSENT TO JURISDICTION. (a) Each party hereto hereby irrevocably submits to the jurisdiction of any North Carolina or New Mexico State or Federal court in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State court or in such Federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process (i) to the Stockholder at its address specified on EXHIBIT E and (ii) to Trion or the Company at its address set forth in Section 11.5. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or his or its property in the courts of other jurisdictions.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Trion and of the

Allied Companies and by the Stockholders as of the date first above written.

                              TRION:

                              TRION, INC.


                              By:  /s/ STEVEN L. SCHNEIDER
                                 ________________________________
                                   Name:   Steven L. Schneider
                                   Title:  President

                              COMPANY:

                              ENVIRCO CORPORATION


                              By:  /s/ DAVID M. SCHLEGEL
                                 ________________________________
                                   Name:   David M. Schlegel
                                   Title:  President

                              ALLIED INVESTMENT CORPORATION


                              By:  /s/ ERIK A. SCOTT
                                 ________________________________
                                   Name:   Erik A. Scott
                                   Title:  Vice President

                              ALLIED INVESTMENT CORPORATION II


                              By:  /s/ ERIK A. SCOTT
                                 ________________________________
                                   Name:   Erik A. Scott
                                   Title:  Vice President


                              /s/ DAVID M. SCHLEGEL
                              _____________________________(SEAL)
                              David M. Schlegel


                              /s/ ELMER A. ERICKSON
                              _____________________________(SEAL)
                              Elmer A. Erickson

                              /s/ RICHARD H. MARMON
                              _____________________________(SEAL)
                              Richard H. Marmon


                              /s/ JUDITH M. SUCHOMSKI,
                              Personal Representative of
                              _____________________________(SEAL)
                              Estate of Robert S. Suchomski


                              /s/ ARTHUR D. CLINE
                              _____________________________(SEAL)
                              Arthur D. Cline


                              /s/ JOHN P. CUMMINGS
                              _____________________________(SEAL)
                              John P. Cummings


                              /s/ JIMMY E. ROYBAL
                              _____________________________(SEAL)
                              Jimmy E. Roybal


                              /s/ RICHARD V. DEMPSTER
                              _____________________________(SEAL)
                              Richard V. Dempster


                              /s/ JOHN I. LEAHY
                              _____________________________(SEAL)
                              John I. Leahy


                              /s/ WILLIAM J. LEADER
                              _____________________________(SEAL)
                              William J. Leader

                              JOHNS HOPKINS UNIVERSITY


                              By: /s/ WILLIAM E. SNOW, JR.
                                  _____________________________
                                   Name:   William E. Snow, Jr.
                                   Title:  Treasurer

                                                                   EXHIBIT A

          ENVIRCO CORPORATION TOTAL OUTSTANDING SHARES

                      (as of Closing Date)

                        INITIAL             DILUTION      ALLIED
  SHAREHOLDERS          SHARES       %      ISSUANCE     WARRANTS

1 David M. Schlegel     77,800.0   40.00%    3,890.0

2 Allied Investment
  Corporation I and II                                   69,862.5

3 Elmer A. Erickson     29,175.0   15.00%

4 Richard H. Marmon     29,175.0   15.00%

5 Estate of Robert
  S. Suchomski          14,587.5    7.50%

6 Arthur D. Cline       14,587.5    7.50%

7 John P. Cummings      14,587.5    7.50%

8 Jimmy E. Roybal       14,587.5    7.50%

9 Richard Dempster      14,587.5    4.91%

10 John Leahy

11 Johns Hopkins
   University                                3,969.0

12 WILLIAM LEADER                            4,000.0

   TOTAL              194,500.0    100.00%  11,859.0   69,862.5

                            DEMPSTER/
                              LEAHY            FINAL
   SHAREHOLDERS            CONVERSION          SHARES        %

1  David M. Schlegel                         81,690.0    27.50%

2  Allied Investment                         69,862.5    23.52%
   Corporation I and II

3  Elmer A. Erickson                         29,175.0     9.82%

4  Richard H. Marmon                         29,175.0     9.82%

5  Estate of Robert                          14,587.5     4.91%
   S. Suchomski

6  Arthur D. Cline                           14,587.5     4.91%

7  John P. Cummings                          14,587.5     4.91%

8  Jimmy E. Roybal                           14,587.5     4.91%

9  Richard Dempster         10,395.5         10,395.5     3.50%

10 John Leahy               10,395.5         10,395.5     3.50%

11 Johns Hopkins                              3,969.0     1.34%
   University

12 William Leader                             4,000.0     1.35%

   TOTAL                    20,791.0        297,012.5   100.00%

____________________
1 Assuming exercise of the Warrants

                            EXHIBIT B

           FIXED RATE NON-NEGOTIABLE INSTALLMENT NOTE

August 1, 1995                                       $500,000.00

     FOR VALUE RECEIVED, Trion, Inc., a Pennsylvania corporation ("Maker"), hereby promises to pay Sunwest Bank of Albuquerque, N.A. ("Sunwest"), also referred to herein as "Payee") as agent for the benefit of those persons and entities listed on Schedule A attached hereto (collectively, the "Stockholders"), the principal amount of Five Hundred Thousand and no/100 U.S. Dollars ($500,000.00), together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (this "Note"). This Note is being made by Maker and deposited with Sunwest in accordance with the terms hereof and those of that certain Stock Purchase Agreement of even date herewith between the Maker and the other signatories thereto (the "Purchase Agreement"). Maker's obligations under this Note are subject to its right of setoff pursuant to paragraph 4 of this Note. Capitalized terms that are used but not defined herein shall have the respective meanings given such terms in the Purchase Agreement.

     1. ACCRUAL OF INTEREST. Interest will accrue from and after the date hereof on the unpaid principal amount of this Note outstanding from time to time until the entire unpaid principal amount hereof is paid in full at an interest rate per annum of 6.00%. Interest shall be computed on the basis of the actual number of days elapsed over a period of 365 days. Principal and interest under this Note shall be repayable as follows:

     (i) interest shall commence to accrue as of the date hereof and shall be due and payable quarterly commencing November 1, 1995, and thereafter each February 1, May 1, August 1 and November 1 during which any unpaid principal amount remains outstanding hereunder; and

     (ii) principal shall not be required to be repaid until October 1, 1997, at which time all unpaid principal and interest under this Note (after making appropriate reductions, if any, for any amounts offset against this Note in accordance with paragraph 4 of this Note) shall be due and payable in full.

     2. PREPAYMENT. This Note may be prepaid, either in whole or in part, at any time by the Maker without any penalties or costs for such prepayment.

     3.   EVENTS OF DEFAULT.

          (a) DEFINITION. For the purposes of this Note, an Event of Default will be deemed to have occurred if:

               (i)  Maker fails to pay when due any amount
          (whether interest, principal or other amount) then due and payable on this Note;

               (ii) Maker makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Maker bankrupt or insolvent; or any order for relief with respect to Maker is entered under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"); or Maker petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Maker and either (A) Maker by any act indicates its approval thereof, consents thereto or acquiescences therein or (B) such petition, application or proceeding is not dismissed within 60 days.

          (b)  CONSEQUENCES OF EVENTS OF DEFAULT.

               (i) If any Event of Default (other than the type described in paragraph 3(a)(ii) hereof) has occurred, the Payee upon the written request of any Stockholders may demand (by written notice delivered to Maker) immediate payment of all or any portion of the outstanding principal amount of this Note, which amount shall become due and payable upon such demand. If an Event of Default of the type described in paragraph 3(a)(ii) has occurred, then all of the outstanding principal amount of this Note shall automatically be immediately due and payable without any action on the part of the Payee.

               (ii) The Payee will also have any other rights which Payee may have been afforded under any contract or agreement at any time and any other rights which Payee may have pursuant to applicable law arising from an Event of Default.

     4. RIGHT OF SETOFF. The Maker may, in lieu of receiving payment for any sums owed to Maker by the Stockholders under the Purchase Agreement on account of any Claims (as defined in Article IX of the Purchase Agreement), setoff against the principal balance of this Note all amounts that have been determined to be payable to it for Claims that it has asserted under the Purchase Agreement. Notwithstanding anything to the contrary in this Note, Payee (and all Stockholders to whom Payee might make payment) shall forfeit any interest on any portion of the principal balance of this Note that is set off by Maker pursuant to paragraph 4 of this Note in respect of a Claim asserted under the Purchase Agreement, which interest accrued during the period from and after the date the Claim giving rise to such setoff was asserted under the Purchase Agreement through and including the date such principal amount is set off pursuant to this paragraph 4. Any setoff will be accomplished by written notice delivered to the Payee by the Maker (with a copy of such notices mailed to the Stockholders at their respective addresses set forth in the Stock Purchase Agreement) identifying the amount of principal under this Note being set off. The effective date of such setoff shall be the date thirty days following the date of delivery of such notice to Payee. During such thirty day period, the Stockholders may contest the amount of such setoff by discussions with Maker; provided no extension of the effective date of any setoff shall be made without the Maker's written consent.

     5. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note may be amended only upon the express prior written consent of the Maker and the Payee.

     6. CANCELLATION. After all obligations for the payment of money arising under this Note have been paid in full, this Note will be surrendered to Maker for cancellation.

     7. PLACE OF PAYMENT. All payments to be made under this Note will be made by wire transfer of immediately available funds to the account specified in Annex I to this Note or to such other account and in such other mutually agreeable manner as the Payee may designate in writing to the Maker from time to time; PROVIDED that so long as this Note remains held by Sunwest as agent and for the benefit of the Stockholders, payments to Sunwest shall be deemed to satisfy all payments due under this Note to the Stockholders.

     8. COSTS OF ENFORCEMENT. Maker agrees to promptly reimburse the holder of this Note for all costs and expenses, including without limitation, reasonable attorney's fees, incurred or arising in connection with the enforcement by the holder of its rights under this Note; PROVIDED, however, Maker shall not be responsible for the reimbursement of any costs of expenses incurred or arising in connection with the collection or enforcement of rights relating to any amounts setoff by the Maker under paragraph 4 of this Note.

     9.   WAIVER OF PRESENTMENT, DEMAND AND DISHONOR.

          (a) Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note.


          (b) No failure on the part of Payee to exercise any right or remedy hereunder with respect to Maker, whether before or after the happening of an Event of Default, shall constitute waiver of any such Event of Default or of any other Event of Default by such holder or on behalf of any other holder. No failure to accelerate the debt of Maker evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right any holder of this Note may have, whether by the laws of the state governing this Note, by agreement or otherwise; and Maker hereby expressly waives the benefit of any statute or rule of law or equity (other than as would affect any amounts setoff pursuant to paragraph 4 hereof) that would produce a result contrary to or in conflict with the foregoing.

     10. USURY. Maker and the Payee intend that the obligations evidenced by this Note conform strictly to the applicable usury laws from time to time in force. All agreements between Maker and the holder of this Note, whether now existing or hereafter arising and whether oral or written, hereby are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to such holder, or collected by such holder, by or on behalf of Maker for the use, forbearance or detention of the money to be loaned to Maker hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein of Maker to such holder, or in any other document evidencing, securing or pertaining to such indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury law. If under any circumstances whatsoever fulfillment of any provision thereof or any other document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then, IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances any holder of this Note ever shall receive from or on behalf of Maker an amount deemed interest, by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of Maker's principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker or to any other person making such payment on Maker's behalf.

     11. GOVERNING LAW. The validity, construction and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of North Carolina, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

     12. ASSIGNMENT. This Note and the rights to payment hereunder or proceeds hereof shall not be assignable without the express prior written consent of the Maker.

     13. ADDITIONAL DUTIES. Sunwest agrees to also be bound by and perform in accordance with the items set forth on Exhibit II hereto.

     14. ASSURANCES FOR PAYEE. Each of the Maker, and by their acceptance of this Note, the Stockholders, agrees to execute such reasonable indemnification or release agreements with the Payee as the Payee may require in order to serve in its capacity hereunder for the Stockholders.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note on the date first above written.

                              TRION, INC.

                              By:________________________________

                              Its:_______________________________

                             ANNEX I

                 [WIRE INSTRUCTIONS FOR PAYMENT]

                           EXHIBIT III

                  ADDITIONAL DUTIES OF SUNWEST


     In addition to the matters set forth in the Purchase
Agreement and the foregoing Note, Sunwest further agrees as follows:

     1. Within two business days of receipt by it of any amount paid hereunder, to distribute such payment, pro rata, to the Stockholders in accordance with the Stockholders respective percentage interest set forth on Schedule A.

                       SCHEDULE A TO NOTE
COMMON STOCK

STOCKHOLDER                         ADDRESS

Allied Investment                1666 K St., NW, Suite 901
Corporation I and II             Washington, DC 20006

David M. Schlegel                11212 Woodmar Lane NE
                                 Albuquerque, NM 87111

Elmer A. Erickson                P. O. Box 2502
                                 Corrales, NM 87048

Richard H. Marmon                1106 Madison NE
                                 Albuquerque, NM 87110

Estate of Robert S.              7305 Santa Fe Trail NW
Suchomski                        Albuquerque, NM 87120

Arthur D. Cline                  1909 Maplewood Cir.
                                 Hagerstown, MD 21740

John P. Cummings                 P. O. Box 1813
                                 Corrales, NM 87048

Jimmy E. Roybal                  8926 Boe Lane NE
                                 Albuquerque, NM 87114

Richard Dempster                 900 Royal Birkdale Dr.
                                 Tarpon Springs, FL 34689

John Leahy                       30 East Padonia Rd.
                                 Suite 505
                                 Timonium, MD 21093

William Leader                   12208 Manitoba NE
                                 Albuquerque, NM 87109

Johns Hopkins University         Edwin T. Yates, Ph.D.
                                 Patent Management Office
                                 300 Whitehead Hall
                                 Baltimore, MD 21218-2692
TOTALS
                                    NO. OF       % INTEREST IN
STOCKHOLDER                         SHARES        PROCEEDS OF
NOTE

Allied Investment                  69,862.5            23.52%
Corporation I and II                               (assuming
                                                    exercise
                                                     of the
                                                    Warrants)

David M. Schlegel                  81,690.0            27.50%

Elmer A. Erickson                  29,175.0             9.82%

Richard H. Marmon                  29,175.0             9.82%

Estate of Robert S.                14,587.5             4.91%
Suchomski

Arthur D. Cline                    14,587.5             4.91%

John P. Cummings                   14,587.5             4.91%

Jimmy E. Roybal                    14,587.5             4.91%

Richard Dempster                   10,395.5             3.50%

John Leahy                         10,395.5             3.50%

William Leader                      4,000.0             1.35%

Johns Hopkins University            3,969.0             1.34%

TOTALS                                                100.00%

                            EXHIBIT C

                      REPRESENTATION LETTER


                                   _______________, 1995
                                   (Closing Date)


TO THE STOCKHOLDERS OF
ENVIRCO CORPORATION
6701 Jefferson NE
Albuquerque, NM 87109

Re:  Acquisition by Trion, Inc.

Gentlemen:

     This letter is delivered to you in connection with the acquisition of the Shares of the Company by Trion, Inc. pursuant to that certain Stock Purchase Agreement dated _____________, 1995, among Envirco Corporation, Trion, Inc., Allied Investment Corporation, Allied Investment Corporation II, Richard Dempster, John Leahy, William Leader, and the Current Stockholders of Envirco Corporation. This letter confirms that the representa-tions and warranties made by Trion in SECTION 5.4 of the Stock Purchase Agreement are true and correct as of the date of this letter. Trion understands that you are relying on the repre-sentations made in SECTION 5.4 and herein, and that you have not and will not conduct any investigation of the factual representations made therein and herein.

                              TRION, INC.

                              ______________________________
                              By____________________________
                                   Its______________________

                            EXHIBIT D

         MAXIMUM INDEMNIFICATION WHICH CAN BE RECOVERED
              FROM ENVIRCO CORPORATION STOCKHOLDERS

                                                      MAXIMUM
                                     PRO RATA        PRO RATA
                           FINAL     INDEMNIF-    INDEMNIFICATION
    SHAREHOLDERS           SHARES    ICATION          AMOUNT

1   David M. Schlegel     81,690.0     27.50%      $   825,100

2   Allied Investment
    Corporation I and II  69,862.5 1   23.52%      $   705,600

3   Elmer A. Erickson     29,175.0     9.82%       $   294,700

4   Richard H. Marmon     29,175.0     9.82%       $   294,700

5   Estate of Robert S.
    Suchomski             14,587.5     4.91%       $   147,350

6   Arthur D. Cline       14,587.5     4.91%       $   147,350

7   John P. Cummings      14,587.5     4.91%       $   147,350

8   Jimmy E. Roybal       14,587.5     4.91%       $   147,350

9   Richard Dempster      10,395.5     3.50%       $   105,000

10  John Leahy            10,395.5     3.50%       $   105,000

11  Johns Hopkins
    University             3,969.0     1.34%       $    40,100

12  WILLIAM LEADER         4,000.0     1.35%       $    40,400

    TOTAL                297,012.5   100.00%       $ 3,000,000

    Note                                           $   500,000
    Plus Additional Indemnification                $ 2,500,000
    Maximum Total Indemnification
      Obligation of Stockholders                   $ 3,000,000

1 Assuming exercise of the Warrants

                            EXHIBIT E

                    ADDRESSES OF STOCKHOLDERS


1.   David M. Schlegel
     11412 Woodmar Lane NE
     Albuquerque, NM 87111
     505-292-6223
     505-345-8875 (Fax)

2.   Allied Investment Corporation
     and Allied Investment
     Corporation II
     Will Dunbar
     1666 K Street, NW, Suite 901
     Washington, DC 20006
     202-331-1112
     202-659-2053 (Fax)

3.   Elmer A. Erickson
     PO Box 2502
     Corrales, NM 87048
     505-898-8749
     505-345-8875 (Fax)

4.   Richard H. Marmon
     1106 Madison NE
     Albuquerque, NM 87110
     505-262-1083
     505-345-8875 (Fax)

5.   Judith M. Suchomski,
     Personal Representative
     of the Estate of
     Robert S. Suchomski
     7305 Santa Fe Trail NW
     Albuquerque, NM 87120
     505-897-7290

6.   Arthur D. Cline
     1909 Maplewood Cir.
     Hagerstown, MD 21740
     301-791-2785
     301-714-7483 (Fax)

7.   John P. Cummings
     PO Box 1813
     Corrales, NM 87048
     505-898-6743
     505-345-8875 (Fax)



8.   Jimmy E. Roybal
     8926 Boe Lane NE
     Albuquerque, NM 87114
     505-898-7274
     505-345-8875 (Fax)

9.   Richard V. Dempster **
     900 Royal Birkdale Drive
     Tarpon Springs, FL 34689
     813-937-7660
     813-942-8096 (Fax)

10.  John I. Leahy
     Maryland Consulting Group
     30 East Padonia Rd., Suite 505
     Timonium, MD 21093
     410-252-9080
     410-561-8195 (Fax)

11.  William J. Leader
     12208 Manitoba NE
     Albuquerque, NM 87109
     505-294-4791
     505-345-8875 (Fax)

12.  Johns Hopkins University
     Edwin T. Yates, Ph.D.
     Patent Management Office
     300 Whitehead Hall
     Baltimore, MD 21218-2692
     410-516-8137
     410-516-7811 (Fax)

____________________

**CC:     Richard V. Dempster
          10 South Bald Wynd
          Bald Head Island, NC 28461
          910-457-5171
          910-457-5184 (Fax)

       The following schedules included as a part of the Disclosure Schedule to the Agreement have been omitted. The
Registrant will furnish supplementally a copy of such schedules to the Securities and Exchange Commission upon request.

       Exhibit 1    Employment Agreement with David M. Schlegel
       Exhibit 2    Employment Agreement with Richard H. Marmon
       Exhibit 3    Employment Agreement with Patrick Cameron
       Exhibit 4    Employment Agreement with Arthur D. Cline
       Exhibit 5    Stock Option, Employment Continuation and
                     Non-Competition Agreement with Elmer A.
                     Erickson
       Section 1.3(a)Calculation of Working Capital
       Section 1.3(b)Funded Indebtedness
       Section 1.3(c)Current Liabilities
       Section 4.1   Ownership of Shares
       Section 4.2   Officers and Directors
       Section 4.4   Consents and Approvals
       Section 4.5   Litigation
       Section 4.6   Contracts and Other Agreements
       Section 4.7   Customers and Suppliers
       Section 4.8   Exceptions to Good and Marketable Title
       Section 4.9   Bank Accounts
       Section 4.10  Patents, Trademarks and Tradenames
       Section 4.11  Employment Benefit Plans; ERISA
       Section 4.12  Tax Matters
       Section 4.13  Insurance
       Section 4.16  Title to Real Estate
       Section 4.17  Undisclosed Liabilities
       Section 4.18  Insider Interests
       Section 4.20  Absence of Certain Changes
       Section 4.22  Receivables and Inventory
       Section 4.23  Personnel
       Section 4.25  Environmental Matters
       Section 4.26  Assets Necessary to Business; Licenses and
                      Permits
       Section 4.27  Affiliate Agreements; Potential Conflicts of
                      Interest
       Section 4.28  Subsidiaries and Investments